UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(
Amendment
No.)

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
MOELIS & COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of Annual Meeting of Stockholders

Notice of Annual Meeting of Stockholders

We are holding our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) for the following purposes, which are described in more detail in the Proxy Statement:

2023 Annual Meeting of Stockholders	Meeting Date	Thursday, June 8, 2023
	Time	8:30 a.m. (Eastern Time)
	Place	Offices of Moelis & Company 399 Park Avenue, New York, NY 10022

1.	to elect five directors to our Board of Directors;
2.	to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the accompanying Proxy Statement;
3.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
4.	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 12, 2023 will be entitled to attend and vote at the Annual Meeting.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are sending our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) rather than a paper set of the proxy materials. The Notice includes instructions on how to access our proxy materials over the internet, as well as how to request the materials in paper form.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting. The Notice includes instructions on how to vote, including by internet and telephone. If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

By order of the Board of Directors,

Osamu Watanabe

General Counsel and Secretary

April 26, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 8, 2023.

The Company’s Proxy Statement and 2022 Annual Report on Form 10-K

are also available at www.proxyvote.com.

Letter from our Chairman and CEO

Letter from our Chair and CEO

Dear Stockholders:

We cordially invite you to attend our 2023 Annual Meeting of Stockholders, to be held on June 8, 2023 at the offices of Moelis & Company located at 399 Park Avenue, 4th Floor, New York, NY 10022. The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe Moelis & Company’s achievements, compensation highlights and governance practices to be discussed at the meeting.

At this year’s Annual Meeting we are seeking your vote on several items, including the election of our directors and our executive compensation practices. Your vote matters, and your support will continue to allow us to position our Firm for long-term success. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend.

Yolanda Richardson’s board service ended in March 2023. We thank her for her valuable contributions to our Firm and wish her success in her future endeavors. Our Nominating & Corporate Governance Committee has commenced a search to fill the fourth independent director seat by the end of 2023. Our Board of Directors is committed to adding a fourth gender diverse independent director.

Below I discuss our 2022 activity and performance, and the opportunity that the current environment provides for Moelis & Company. We thank you for your continued partnership and look forward to your participation at the Annual Meeting.

Economic growth drives investment banking revenues

Since I began my career over 40 years ago, the world has experienced at least five major economic cycles including COVID-19, the Global Financial Crisis, 9/11, the Dot Com bubble and soaring energy prices. During the same time, the Dow Jones and the S&P 500 Indices have grown to approximately 38x and 34x their size, respectively(1). Despite market cycles, long-term economic growth is inevitable. And economic growth drives investment banking advice.

In my last letter to you, I suggested that the volatility we were experiencing would give rise to critical decision-making, which is fuel for our business. Our ability to advise clients on their most critical strategic decisions translates into opportunities to transact and sets us up to support them for many years to come.

In 2022, we reported our second highest year of adjusted annual revenues, advising clients on ~$370 billion of transactions during the year across a broad range of sectors, products and regions. This enabled us to return $316 million in capital to our shareholders through dividends and record share repurchases. I am particularly proud of these results given the backdrop of the global markets.

(1)	12/31/81 to 3/31/23

Letter from our Chairman and CEO

Investing during volatility to drive long-term growth

We have strategically maintained an unlevered, fortress balance sheet. As a result, we have the flexibility to weather volatility and the firepower to grow our team, especially when others pull back(2). In 2022, we invested in talent and grew our banker headcount by 15%. We hired nine Managing Directors across the Business Services, Consumer & Retail, Healthcare and Technology sectors, and expanded our capabilities in M&A and Private Funds Advisory, as well as in China. Concurrent with our targeted external hiring, we maintained a focus on internal talent development and announced 16 Managing Director banker promotions in early 2022, and eight in early 2023.

As recent shocks to the banking system continue to reverberate, I expect that 2023 will be another year of critical decision-making. The ongoing and systemic disruption of corporate business models will continue to drive our clients’ need for bespoke advice and solutions. At the same time, the prevalence of financial sponsor dry powder and alternative sources of capital, both generally on the sidelines in 2022, will add to the growth in transactional activity over the long-term. We know that markets grow over time, and it is important that we are ready when that time comes. This is why we will continue to make bold investments in talent to build our franchise as unique opportunities become available. By maintaining discipline and fostering collaboration and client-focus, we have positioned ourselves to have an enduring impact on our clients’ most important decisions for years to come.

Sincerely,

Ken Moelis

Chair & CEO

Moelis & Company

(2)	Keep in mind, even some of the strongest banks are levered around 7x, and that is before you factor in holding company leverage.
Source: CapIQ – the leverage ratios of the U.S. Global Systemically Important Banks (GSIBs) averaged 6.8x as of 12/31/22

Although we refer to our website in this Proxy Statement, the contents of our website are not included or incorporated by reference into this Proxy Statement. All references to our website in this Proxy Statement are intended to be inactive textual references only.

Proxy Statement Highlights

Proxy Statement Highlights

2023 Annual Meeting of Stockholders to be held on June 8, 2023

This section highlights certain information that you should consider before voting on the matters presented at this year’s Annual Meeting of Stockholders to be held on Thursday, June 8, 2023 at 8:30 a.m. (Eastern Time) at the offices of Moelis & Company, 399 Park Avenue, New York, NY 10022 (the “Annual Meeting”). You should read this entire Proxy Statement carefully before voting. Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend the Annual Meeting. Additional information about our Annual Meeting, including details about how to participate in our Annual Meeting and how to cast your votes, is provided under “General Information” beginning on page 10.

2023 Annual Meeting of Stockholders

2023 Annual Meeting of Stockholders	Meeting Date	Thursday, June 8 2023
	Time	8:30 a.m. (Eastern Time)
	Place	Offices of Moelis & Company | 399 Park Avenue, New York, NY 10022

Matters to be Voted on at our 2023 Annual Meeting

Agenda and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference

• Election of the 5 nominees named in this Proxy Statement to serve on our Board of Directors until the 2024 Annual Meeting	FOR each nominee	15

• Non-binding, advisory vote to approve executive compensation of our Named Executive Officers	FOR	61

• Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2023	FOR	73

Proxy Statement Highlights

Performance Highlights and Executive Compensation

Our compensation program is designed to align the interests of our named executive officers and other employees with the long-term interests of the Firm and its shareholders. Firmwide performance was a significant factor in determining our named executive officer compensation for 2022. The following are highlights of our 2022 performance:

2022 Financial Highlights (dollars in thousands, except per share data)

Adjusted Revenues(1)	$970,195 (38)% YoY

Adjusted Diluted EPS(1)	$2.22 (59)% YoY

Adjusted Net Income(1)	$169,408 (59)% YoY

Dividends Declared Per Share(2)	$2.40

(1)	Adjusted Revenues, Adjusted Diluted Earnings per Share, and Adjusted Net Income are non-GAAP measures. See Annex A for further information and reconciliations to our GAAP results.
(2)	Dividends declared related to each performance year.

Revenue and Business Environment

•

Despite the challenging business environment, we reported our second highest year of annual revenues in 2022 on both a GAAP and Adjusted basis. Our total 2022 annual GAAP revenues were $985.3 million and our 2022 Adjusted revenues were $970.2 million, down 38% from record 2021 Adjusted revenues(1).

¡	The decrease in our Adjusted revenues in 2022 compares to a 24%(2) decrease in the number of globally completed M&A transactions greater than $100 million, as compared to 2021.

¡	The decrease in our Adjusted revenues in 2022 also compares to a 45%(3) decrease in leveraged loan and high yield debt issuance and a 60%(4) decrease in global equity issuance, as compared to 2021.

•	We advised on many of the largest and most complex transactions globally, demonstrating the continued momentum in our business. Select transactions include:

¡	Financial advisor to the consortium led by Todd Boehly and Clearlake Capital Group, L.P. on the acquisition of Chelsea Football Club

¡	Exclusive financial advisor to Republic Services on its $2.2bn acquisition of U.S. Ecology

¡	Exclusive financial advisor to Biogen on its ~$2.3 billion sale of its equity stake in the Samsung Bioepis JV to Samsung Biologics

¡	Lead financial advisor to Ambac on its $88 billion Restructuring

¡	Financial advisor to Mallinckrodt on its $8.6 billion Restructuring

Talent

•	We continued to execute on our long-term growth strategy through internal promotion and external hiring.

•	We grew the Firm by increasing Managing Director headcount by 16% and overall headcount count by 15%.

Proxy Statement Highlights

•	We remain committed to internal talent development by promoting eight banker Managing Directors, which includes two women; nearly 50% of all Managing Directors are internal promotes.

•	We continue to add outstanding talent to our platform by hiring nine Managing Directors in 2022.

Profitability Measures

•	We reported diluted net income per share of $2.14 on a GAAP basis. On an Adjusted basis, we reported diluted net income per share of $2.22, down 59% from the prior year(1).

•	We achieved an adjusted pre-tax margin of 22.5%.

•	We maintained a strong cash position and no debt.

Shareholder Returns

•	In total, for the 2022 performance year, we returned approximately $316 million in capital to shareholders through dividends and a record level of share repurchases.

•	We declared $2.40 per share in dividends with respect to the 2022 performance year.

•	In 2022, we executed share repurchases totaling 3.2 million shares.

The results of this year served to guide and support our decisions on compensation.

(1)	See Annex A for a reconciliation between GAAP and Adjusted (non-GAAP) financial information.
(2)	Refinitiv, data obtained from Refinitiv on 1/9/2023
(3)	Refinitiv; data obtained from Refinitiv on 2/1/2023
(4)	Refinitiv; data obtained from Refinitiv on 2/2/2023

Shareholder Alignment

The following provides highlights of our 2022 compensation program, which seeks to align the interests of our named executive officers with the long–term interests of the Firm and its shareholders.

✓

Align pay with firmwide performance. Our program emphasizes variable incentive compensation, versus fixed salaries, and serves to reward executives for Company performance and their individual contributions and accomplishments while retaining discretion.

✓

Grant a significant portion of compensation in equity. Our total incentive pay is delivered in the form of cash and equity-based compensation. The equity-based compensation allocation is designed to align the interests of our named executive officers with those of our shareholders’ interests in the long-term success of our Firm, promote retention, and mitigate excessive risk taking. In 2022, equity-based compensation represented 95.5% of 2022 total incentive compensation awarded to our Chief Executive Officer (“CEO”).

✓

Multi-year sale restrictions on equity that are longer than most of our peers. We have imposed a five-year vesting schedule on unvested equity, or equivalent sale restrictions for deferred equity, for the portion of incentive compensation that is delivered in equity. We have elected this five year schedule because we believe it promotes leadership continuity and better aligns management’s interests with those of shareholders.

✓

Performance based equity compensation. In 2022, our CEO received approximately 29% of his compensation in the form of performance based equity compensation, which is subject to both performance conditions based on significant dividend adjusted share price appreciation (the “TSR Performance Condition”) and five year vesting conditions. We believe these awards enhance the link between compensation and long-term shareholder value creation.

✓	Clawback Policies. We will adopt a clawback policy consistent with the requirements of the new SEC and NYSE rules once they are finalized and in effect.

Proxy Statement Highlights

✓

Significant Equity Ownership by NEOs. All of our named executive officers currently have significant equity ownership as a result of multi-year vesting or deferral schedules applied to annual incentive equity compensation. As of December 31, 2022, each of our named executive officers own equity of the Company representing greater than 7x their base salaries.

✓	Hedging Prohibition. We prohibit hedging of our common stock and equity-based awards by our named executive officers and employees.

Our Board of Directors

Our Board is comprised of directors with diverse skills, experiences and backgrounds, which contribute to the Board’s ability to effectively oversee the Company and execute on its long-term strategy. In determining that each director should be nominated for re-election, our Board considered his or her service, business experience, prior directorships, qualifications, attributes and skills described in the biographies set forth below under “Proposal 1: Election of Directors—Directors.”

Diverse Skills and Experience of Our Director Nominees

Executive/Strategic Leadership	Risk Management	IT/Cybersecurity

Corporate CEO Experience	Financial Services (non-Investment Banking)	Corporate Responsibility

Finance/Accounting/Auditing	Media/Branding/Marketing	Academia/Education

Law/Public Policy/Regulatory	Compensation	Additional Board Experience

Corporate Governance

We are committed to corporate governance that serves the best interests of our Company and shareholders and encourages active engagement with our shareholders. The following are highlights of our key board and governance practices and policies.

✓	Independent Board

•	We have a majority independent Board

•	All committees of our Board are comprised entirely of independent directors

✓	Strong Board Leadership

•	Combined Chair/CEO providing focused strategic leadership

•	Lead Independent Director with active role and responsibilities

✓	Increased Board Size

•	Ms. Worrell joined our Board on January 1, 2023 in line with the Board’s decision in 2022 to increase the size of the Board from five to six members with four independent directors.

•	Ms. Worrell brings senior executive and strategic leadership experience from a range of institutions and expertise across technology, media and business services

•

Following Ms. Richardson’s recent decision to resign from our Board in March 2023 due to professional obligations, our Nominating & Corporate Governance Committee has commenced a process to fill the fourth independent director seat by the end of 2023. Our Board of Directors is committed to adding a fourth gender diverse independent director.

Proxy Statement Highlights

✓	Qualified and Engaged Board

•	Diverse qualifications, skills and experiences

•	Overall attendance by our directors at Board and committee meetings was 100% in 2022

✓	Executive Sessions

•	Independent directors meet regularly with CEO and without management

✓	Accountability

•	Director nominees must receive a majority of the votes cast (for and against) in an uncontested election

•	See “General Information—What vote is required for each proposal?” on page 10 for more information

•	Directors are elected annually

✓	Annual Self-Assessments

•	The Board and each committee conduct an annual self-assessment, which is overseen by the Nominating & Corporate Governance Committee.

Corporate Responsibility

Our core values of trust, partnership and commitment to long-term relationships allow us to deliver differentiated advice to our clients, attract and develop exceptional talent and maintain a diverse, inclusive, innovative and agile culture. Please see “Corporate Governance–Corporate Responsibility” for more information on our commitment to our values.

Diversity & Inclusion. We are dedicated to maintaining an inclusive workplace that promotes and values diversity. As a global firm, we are committed to building a workforce with diversity of thought and perspective that is representative of the range of clients we advise around the world.

Sustainability Report. In 2022, we released our inaugural Sustainability report, which details key Company focus areas in pursuit of our environmental, social and governance strategy.

General Information

General Information

Moelis & Company is making this Proxy Statement available to its stockholders on or about April 26, 2023 in connection with the solicitation of proxies by the Board of Directors for our Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this Proxy Statement. On or about April 26, 2023, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2022 Annual Report on Form 10-K.

Moelis & Company intends to hold the Annual Meeting in person.

We are a leading global independent investment bank that provides innovative strategic and financial advice to a diverse client base, including corporations, financial sponsors and governments.

Moelis & Company is a holding company and its only assets are its partnership interests in Moelis & Company Group LP (“Group LP”), its equity interest in the sole general partner of Group LP, Moelis & Company Group GP LLC (“GP LLC”), and its interests in its subsidiaries. Moelis & Company operates and controls all of the business and affairs of Group LP and its operating entity subsidiaries indirectly through its equity interest in GP LLC.

In this Proxy Statement, unless the context requires otherwise, the words “Company,” “Firm,” “we,” “us” and “our” refer to Moelis & Company and its subsidiaries, and for periods prior to the reorganization in connection with our initial public offering refer to the advisory business of our predecessor company, Moelis & Company Holdings LP (“Old Holdings”). In the reorganization, Old Holdings was renamed Moelis Asset Management LP. Unless the context requires otherwise, all references herein to “MAM” refer to Moelis Asset Management LP.

Moelis & Company was formed in January 2014 and completed an initial public offering of its Class A common stock in April 2014. Our Class A common stock trades on the New York Stock Exchange under the symbol “MC.”

Below are answers to common questions stockholders may have about the Proxy Materials and the Annual Meeting.

What are the Proxy Materials?

The “Proxy Materials” are this Proxy Statement and our Annual Report to stockholders for the fiscal year ended December 31, 2022. If you request printed versions of the Proxy Materials, you will also receive a proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of materials?

Under rules adopted by the SEC, we are furnishing Proxy Materials to many of our stockholders on the internet, rather than mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive printed copies of the Proxy Materials unless you request them. Instead, the notice will instruct you how to access and review the Proxy Materials on the internet. If you would like printed copies of the Proxy Materials, please follow the instructions on the notice.

What items will be voted on at the Annual Meeting and how does the Board of Directors recommend that I vote?

There are three proposals to be voted on at the Annual Meeting:

1.	the election of five directors to our Board of Directors;

General Information

2.	the approval, on an advisory basis, of the compensation of our named executive officers; and
3.	the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Our amended and restated by-laws require that we receive advance notice of any proposals to be brought before the Annual Meeting by our stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

The Board of Directors recommends:

1.	that you vote “FOR” each of the nominees in Proposal 1;
2.	that you vote “FOR” the approval of the advisory resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement in Proposal 2; and
3.	that you vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm for 2023 in Proposal 3.

Who may vote at the meeting?

Holders of Class A common stock and holders of Class B common stock as of the close of business on April 12, 2023 (the “Record Date”) may vote at the Annual Meeting.

How many shares may be voted at the Annual Meeting?

Only stockholders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 66,565,955 shares of Class A common stock and 4,489,778 shares of Class B common stock entitled to vote.

How many votes do I have?

•	Holders of our Class A common stock are entitled to one vote for each share held as of the Record Date.

•	Holders of our Class B common stock are entitled to ten votes for each share held as of the Record Date.

•	Holders of our Class A common stock and Class B common stock will vote as a single class on all matters at the Annual Meeting.

What vote is required for each proposal?

For the election of directors, each incumbent director must receive a majority of the votes cast (for and against) with respect to such director (meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election) in an uncontested election. Pursuant to our by-laws, each incumbent director nominated for election must submit an irrevocable resignation, contingent on (i) not receiving a majority of the votes cast in an uncontested election, and (ii) the acceptance of that proffered resignation by the Board of Directors in accordance with the policies and procedures adopted by the Board of Directors for such purpose. In the event an incumbent director does not receive a majority of the votes cast in an uncontested election, the Nominating and Corporate Governance Committee of the Board of Directors will make a recommendation to the Board of Directors whether to accept or reject such incumbent director’s resignation or whether other action should be taken. The Board of Directors, taking into account the Nominating and Corporate Governance Committee’s recommendation, will decide whether to accept or reject such incumbent director’s resignation and will publicly disclose its decision, including, if the Board of Directors determines to reject such resignation, the rationale of the decision. The Board of Directors is not required to accept the resignation of an incumbent director that fails to receive a majority of the votes cast in an election

General Information

that is not a Contested Election. If the Board of Directors accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy by vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director, or may decrease the size of the Board of Directors in accordance with the Company’s by-laws. The foregoing is subject to the rights and obligations of the Company pursuant to the stockholders agreement between the Company, Moelis & Company Partner Holdings LP and certain stockholders. See “Certain Relationships and Related Person Transactions—Transaction with Our Directors, Executive Officers and 5% Holdings—Rights of Partner Holdings and Stockholders Agreement” below.

The approval, on an advisory basis of the compensation of our named executive officers, the ratification of the Company’s independent registered public accounting firm and any other proposals that may come before the Annual Meeting will be determined by a vote of the majority of the voting power of the shares represented at the meeting and entitled to vote on such question, voting as a single class.

As of the Record Date, Moelis & Company Partner Holdings LP (“Partner Holdings”) owned all of our outstanding Class B shares. Partner Holdings is controlled by Kenneth Moelis, our Chair and Chief Executive Officer. As a result of his beneficial ownership of shares and control of nearly a majority of the voting power of our shares, Mr. Moelis has substantial ability to decide all matters to be voted upon at the Annual Meeting. See “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement” below.

How are abstentions and broker non-votes counted?

Abstentions (shares present at the meeting in person or by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum, but are not counted as votes cast. Any abstentions on Proposals 2 and 3 will be counted as votes “against” the proposal. Broker non-votes will have no effect on Proposal 2. Brokers will have discretionary authority to vote on Proposal 3, so there will not be any broker non-votes on Proposal 3.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are a stockholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in “street name.” The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do stockholders of record vote?

There are four ways for stockholders of record to vote:

•

Via the internet. You may vote via the internet until 11:59 p.m. (Eastern Time) on the day before the Annual Meeting by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.

•

By telephone. You may vote by phone until 11:59 p.m. (Eastern Time) on the day before the Annual Meeting by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.

•

By mail. If you requested that Proxy Materials be mailed to you, you will receive a proxy card with your Proxy Materials. You may vote by filling out and signing the proxy card and returning it in the envelope provided. The proxy card must be received by the close of business on the day before the Annual Meeting.

General Information

•	In person. You may also vote your shares in person by completing a ballot at the Annual Meeting.

How do beneficial owners of shares held in street name vote?

If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to the Company’s General Counsel and Secretary a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the internet or by telephone or by attending and voting in person at the Annual Meeting. Street name stockholders who wish to change their votes should contact the organization that holds their shares.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposals 1 and 2 are not considered “routine” proposals. Proposal 3 is a “routine” proposal. If you hold shares in street name and do not vote on Proposals 1 and 2 your shares will be counted as “broker non-votes.”

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

The Company has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Annual Meeting. The Company will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials, and will pay D.F. King a fee of approximately $12,500, plus reimbursement of out-of-pocket expenses. The address of D.F. King is 48 Wall Street, 22nd Floor, New York, NY 10005. You can call D.F. King at (800) 714-3312 or email at MC@dfking.com.

What do I need to do if I want to attend the meeting?

You will need to provide evidence that you are a stockholder as of the Record Date. This can be a copy of your proxy card or a brokerage statement showing your shares. You must also bring photo identification. If you hold your shares in street name and wish to vote in person at the meeting, you will need to contact the organization that holds your shares in order to obtain a legal proxy from that organization.

We intend to hold the annual meeting in person.

Where can I find voting results?

We will file a Current Report on Form 8-K with the SEC including the final voting results from the Annual Meeting within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers and nominees may be participating in the practice of “householding” Proxy Materials. This means that only one copy of our Proxy Materials may be sent to multiple stockholders in your household.

General Information

If you hold your shares in street name and want to receive separate copies of the Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker, or other nominee who holds your shares.

Upon written or oral request, the Company will promptly deliver a separate copy of the Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Proxy Materials, you can contact our Investor Relations department at (212) 883-3800, investor.relations@moelis.com or 399 Park Avenue, 4th Floor, New York, NY 10022.

Who should I contact if I have additional questions?

You can contact our Investor Relations department at (212) 883-3800, investor.relations@moelis.com or at our principal executive offices at 399 Park Avenue, 4th Floor, New York, NY 10022. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote. If you have any questions about how to vote your shares, you may contact our proxy solicitor at:

D.F. King & Co, Inc.

48 Wall Street, 22nd Floor, New York, NY 10005

Call Toll-Free: (800) 714-3312

Banks and Brokers Call: (212) 269-5550

Proposal 1: Election of Directors

Proposal 1: Election of Directors

Our Board of Directors is currently comprised of five directors. At the Annual Meeting, stockholders will vote to elect as directors of the Company the five nominees named in this Proxy Statement. Each of the directors elected at the Annual Meeting will hold office until the 2024 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. The Board of Directors has nominated Kenneth Moelis, Eric Cantor, Kenneth L. Shropshire, John A. Allison IV and Laila Worrell for election at the Annual Meeting. The persons named as proxies will vote to elect each of these nominees unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.

Directors

The following sets forth information regarding our directors, including their ages as of the date hereof.

Kenneth Moelis, 64 Chair of the Board of Directors and Chief Executive Officer

Kenneth Moelis is the Chair of our Board of Directors and has served as our Chief Executive Officer since 2007. Mr. Moelis has over 30 years of investment banking and mergers and acquisitions experience. Prior to founding our Company, Mr. Moelis worked at UBS from 2001 to 2007, where he was most recently President of UBS Investment Bank and previously Joint Global Head of Investment Banking. Before joining UBS, Mr. Moelis was Head of Corporate Finance at Donaldson, Lufkin & Jenrette, where he worked from 1990 through 2000. Mr. Moelis began his career as an investment banker with Drexel Burnham Lambert in 1981. Mr. Moelis serves on the University Of Pennsylvania Board Of Trustees, the Wharton Board of Overseers, the Ronald Reagan UCLA Medical Center Board of Advisors and was formerly Chair and Director on the Tourette Association of America Board. Mr. Moelis holds a B.S. and an M.B.A. from the Wharton School at the University of Pennsylvania.

Mr. Moelis’ knowledge of and extensive experience in investment banking and the financial services industry give the Board of Directors valuable industry-specific knowledge and expertise on these and other matters. In addition, as our Founder and Chief Executive Officer, he has an unparalleled understanding of our business and operations, which positions him well to serve on our Board of Directors.

Eric Cantor, 59 Managing Director, Vice Chair of the Company and Director

Eric Cantor has served as a Managing Director, Vice Chair of the Company and a Director of our Company since September 2014. Mr. Cantor, who has more than 25 years of political and business experience, was formerly United States Representative for Virginia’s 7th Congressional District and U.S. House Majority Leader. He served in the U.S. House of Representatives from 2001 to 2014. He was elected by his colleagues in the House to serve as the Majority Leader for the 112th and 113th Congresses where he led the public policy agenda for the House. During his time in office, Mr. Cantor was a leading voice on the economy, job creation and policies focused on improving the lives of the American middle class. He championed pro-growth solutions including lowering taxes, eliminating excessive regulation, strengthening businesses, and encouraging entrepreneurship. He was also regularly featured in publications focusing on a wide range of topics including both domestic and international matters. Mr. Cantor holds a B.A. from The George Washington University, a J.D. from The College of William and Mary, and an M.A. from Columbia University.

Mr. Cantor’s knowledge of public and economic policy, his extensive experience in public policy, international business and geo-politics and his investment banking experience position him well to serve on our Board of Directors.

Proposal 1: Election of Directors

Kenneth L. Shropshire, 68 Lead Independent Director

Kenneth L. Shropshire has been a director since July 2014 and has been our Lead Independent Director since 2022. Mr. Shropshire is the David W. Hauck Professor Emeritus at the Wharton School at the University of Pennsylvania and the former Faculty Director of its Wharton Sports Business Initiative. Mr. Shropshire joined the Wharton faculty in 1986 specializing in sports business and law and served as Chairman of the Wharton School’s Legal Studies and Business Ethics department from 2000 to 2005. Prior to returning to Wharton, Mr. Shropshire was the Adidas Distinguished Professor of Global Sport and CEO of Global Sport Institute at Arizona State University from 2017 to 2022. His consulting roles have included work for the NFL, the NCAA, the NFL Players Association and USA Track and Field, and he was an executive on the organizing committee for the 1984 Los Angeles Olympic Games. Mr. Shropshire was previously a member of the board of directors of Peace Players International and Valley Green Bank in Philadelphia and a trustee of the Women’s Sports Foundation. He is a former president of the Sports Lawyers Association, the largest such organization in the world, and Program Chair of the ABA Forum Committee, Sports Law Section. Mr. Shropshire is the author of numerous books and articles on the business of sports. He holds an A.B. in Economics from Stanford University and a J.D. from Columbia Law School.

Mr. Shropshire’s knowledge of corporate and business law and his extensive experience with business law and ethics, negotiation and dispute resolution position him well to serve on our Board of Directors.

John A. Allison IV, 74 Independent Director

John A. Allison IV has been a director since October 2015. Mr. Allison is Executive in Residence at Wake Forest School of Business and Chairman of the Executive Advisory Council of the Cato Institute’s Center for Monetary and Financial Alternatives, and a member of the Cato Institute’s Board of Directors. Mr. Allison was president and CEO of the Cato Institute from October 2012 to April 2015. Mr. Allison served as the Chief Executive Officer of BB&T Corporation from 1989 to 2008. Mr. Allison was also a director of BB&T Corporation from 1986 to 2014, serving as Chairman from 1989 to 2008, and a Branch Bank & Trust Company director from 1986 to 2008 and 2013 to 2014. Mr. Allison served as Chairman and Chief Executive Officer of Branch Bank & Trust Company from 1989 to 2008. He also served as a Distinguished Professor of Practice on the faculty of the Wake Forest University Schools of Business from 2009 to 2012. Mr. Allison is a Phi Beta Kappa graduate of the University of North Carolina—Chapel Hill. He received his master’s degree in management from Duke University, and is also a graduate of the Stonier Graduate School of Banking.

Mr. Allison’s knowledge of and extensive experience with finance, banking and investments, in addition to his years of experience and expertise as a senior corporate executive and public company board member, position him well to serve on our Board of Directors.

Laila J. Worrell, 55 Independent Director

Laila Worrell has been a director since January 2023. She has over 30 years of leadership experience in both public and private-equity owned companies. After joining KKR-owned Aricent as COO in 2017, she was instrumental in the company’s acquisition for $2.1b by publicly traded Altran Technologies, creating the largest product design and engineering company in the world. After succeeding Aricent’s CEO, she was appointed CEO of Altran Americas and again played a key role in its $5.5b acquisition by Capgemini in 2020. She now serves as CEO of HBR Global, following her appointment as an HBS Executive Fellow. Laila has also served as senior advisor and operating partner at CDPQ, one of the largest private equity investors globally, and as Partner and Managing Director in Boston Consulting Group’s Principal Investing and Private Equity (PIPE) practice. Previously, Laila held a number of senior leadership roles at Accenture, heading its $2b New York Metro region and growth and strategy for Accenture’s $13b North American business. Laila sits on the Advisory Council for the American Museum of Natural History, a position she’s held since 2012. Laila has been a board member of the Harvard Business School Club of New York since 2013, and she has previously served on the Corporate Advisory Board of Lincoln Center for the Performing Arts and its Women’s Leadership Council. From 2007 to 2014, she served as the Board Chair of Susan G. Komen Greater NYC. Laila holds a BA from The University of Texas at Austin and an MBA from Harvard Business School.

Ms. Worrell’s senior executive and strategic leadership experience from a range of institutions and her expertise across technology, media and business services positions her well to serve on our Board of Directors

Proposal 1: Election of Directors

Our Board is comprised of directors with diverse skills, experiences and backgrounds, which contribute to the Board’s ability to effectively oversee the Company and execute on its long-term strategy. The presentation below is a summary of skills and experiences found on the Board, with information provided by the director nominees:

(1)  The demographic information presented is based on voluntary self-identification, where one out of five directors identify as female, and one out of five directors identifies as Black/African American.

(2)  Our Nominating & Corporate Governance Committee has commenced a process to fill the fourth independent director seat by the end of 2023. Our Board of Directors is committed to adding a fourth gender diverse independent director.

Proposal 1: Election of Directors

Director Nomination Rights of Partner Holdings

In connection with our initial public offering, we entered into a stockholders agreement with Partner Holdings, an entity controlled by our Chair and Chief Executive Officer, Kenneth Moelis, pursuant to which our Board of Directors is required to nominate individuals designated by Partner Holdings equal to a majority of the Board of Directors, and to take all actions necessary to cause such directors to continue in office, as long as the Class B Condition is satisfied. The designees of Partner Holdings nominated by the Board of Directors for election at the Annual Meeting are Kenneth Moelis and Eric Cantor. Although the Class B Condition is satisfied, Partner Holdings has notified the Company that Partners Holdings will not designate any additional nominees to our Board of Directors this year. This is because the Company, which is no longer a “controlled company” under New York Stock Exchange (“NYSE”) rules, is required to satisfy NYSE independence requirements, including the requirement to have independent directors constitute a majority of our Board of Directors. In addition, in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any director who is designated by Holdings in accordance with the stockholders agreement, the Company agrees to take at any time and from time to time all actions necessary to cause the vacancy created thereby to be filled as promptly as practicable by a designee of Holdings, including without limitation, in the event of a resignation of a Holdings’ designee as a result of a failure to obtain a majority vote. The stockholders agreement and the Class B Condition are described under “Certain Relationships and Related Person Transactions—Transactions With Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement” below. Mr. Moelis’ beneficial ownership of our shares is set forth under “Stock Ownership of Certain Beneficial Owners and Management” below.

Director Nominees and Board Recommendation

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. All of the nominees are currently serving as directors and we do not expect that any of the nominees will be unavailable or will decline to serve.

In determining that each director should be nominated for re-election, our Board considered his or her service, business experience, prior directorships, qualifications, attributes and skills described in the biography set forth above.

The Board of Directors recommends that you vote “FOR” each of the director nominees in this Proposal 1

Executive Officers

Executive Officers

The following sets forth information regarding our executive officers, including their ages as of the date hereof. Information relating to Mr. Moelis, our Chair and Chief Executive Officer, is set forth above in “Proposal 1: Election of Directors.”

Navid Mahmoodzadegan, 53 Co-President and Managing Director

Navid Mahmoodzadegan is a Co-Founder and has served as Co-President since September 2015 and as a Managing Director of our Company since 2007. Mr. Mahmoodzadegan served as a director of our Company from April 2014 to April 2021. Prior to founding our Company, Mr. Mahmoodzadegan worked at UBS from 2001 to 2007, where he was most recently Global Head of Media Investment Banking and was a member of the UBS Investment Banking Department Americas Executive Committee. Before joining UBS, Mr. Mahmoodzadegan was an investment banker at Donaldson, Lufkin & Jenrette from 1995 to 2001.

He began his career as an attorney with Irell & Manella. Mr. Mahmoodzadegan serves on the Taft School Board of Trustees. Mr. Mahmoodzadegan previously served as Board Chair for the Carlthorp School Board of Trustees and served on the National Board of Directors of JumpStart. He holds an A.B. with Highest Distinction from the University of Michigan (Phi Beta Kappa) and a J.D. from Harvard Law School, magna cum laude.

Jeffrey Raich, 56 Co-President and Managing Director

Jeffrey Raich is a Co-Founder and has served as Co-President since September 2015 and as a Managing Director of our Company since 2007. Mr. Raich served as a director of our Company from April 2014 to April 2021. Prior to founding our Company, Mr. Raich worked at UBS from 2001 to 2007, where he was most recently Joint Global Head of Mergers and Acquisitions. Prior to joining UBS, Mr. Raich was a Managing Director and Head of West Coast Mergers and Acquisitions at Donaldson, Lufkin & Jenrette, where he worked from 1996 to 2000.

He began his career as an investment banker with PaineWebber in 1989. He is a member of the McIntire School of Commerce Advisory Board at the University of Virginia. He is a Board Member of the UCLA Health System and is also Co-Chair of the Lung Health Advisory Board at UCLA. Mr. Raich also serves on The Posse Foundation National Board of Directors. He holds a B.S. in Commerce with Distinction from the McIntire School of Commerce at the University of Virginia.

Elizabeth Crain, 58 Chief Operating Officer

Elizabeth Crain is a Co-Founder and has served as our Chief Operating Officer since 2007, where she leads the Firm’s global strategy, infrastructure and business management functions. Ms. Crain served as a director of our Company from July 2018 to April 2021. Ms. Crain has been in the investment banking and private equity industries for over 25 years as a banker, principal and operations executive. Prior to founding our Company, Ms. Crain worked at UBS from 2001 to 2007, where she was a Managing Director in the UBS Investment Bank Office of the CEO and President, Manager of the Investment Bank Client Committee, a member of the Investment Bank Board, and previously Chief Operating Officer and Chief Administrative Officer of the UBS Investment Banking Department Americas franchise.

Before joining UBS, Ms. Crain was in the private equity industry from 1997 to 2001. She began her career in investment banking in 1988 at Merrill Lynch. Ms. Crain serves on the Board of Directors of Nokia Corp., Exscientia Ltd., the Graduate Executive Board of The Wharton School and the Board of Trustees of The Windward School. Ms. Crain holds a B.S. from Arizona State University and an M.B.A. from the Wharton School at the University of Pennsylvania.

Executive Officers

Joseph Simon, 64 Chief Financial Officer

Joseph Simon has served as our Chief Financial Officer since 2010. Prior to joining our Company, Mr. Simon served as Chief Financial Officer of Financial Security Assurance from 2002 to 2010. Prior to joining Financial Security Assurance, Mr. Simon served as Chief Financial Officer of IntraLinks and TENTV.com from 2000 to 2002.

Prior to that, Mr. Simon worked at Cantor Fitzgerald where he served as Chief Financial Officer, Global Controller and Global Head of Operations from 1993 to 1999. Before joining Cantor Fitzgerald, Mr. Simon was a Fixed Income Product and Legal Entity Controller at Morgan Stanley from 1986 to 1993. He began his career at Price Waterhouse from 1983 to 1986. Mr. Simon holds a B.S. from Cornell University and an M.B.A. from The University of Michigan. He is a Certified Public Accountant.

Osamu R. Watanabe, 62 General Counsel and Secretary

Osamu R. Watanabe has served as our General Counsel and Secretary since 2011. Prior to joining our Company in 2010, he was General Counsel and Chief Compliance Officer of Sagent Advisors from 2009 to 2010. Prior to joining Sagent Advisors, Mr. Watanabe held senior legal positions at UBS from 2002 to 2009, Credit Suisse First Boston from 2001 to 2002 and Donaldson, Lufkin & Jenrette from 1997 to 2001.

From 1987 to 1997, Mr. Watanabe was in private practice at Sullivan & Cromwell in New York, Tokyo, Hong Kong and Melbourne. Prior to that, he clerked for the Honorable Morey L. Sear, Eastern District of Louisiana. Mr. Watanabe holds a B.A. from Antioch College and a J.D. from Yale Law School (1985).

Corporate Governance

Corporate Governance

The Company is governed by a board of directors and various committees of the Board that meet regularly throughout the year. Our Board has three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has adopted and operates under a written charter. You are encouraged to visit our website at www.moelis.com to view or to obtain copies of our Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics. Additional information relating to the corporate governance of our Company is also set forth below and included in other sections of this Proxy Statement.

Board of Directors Leadership Structure

Mr. Moelis serves as our Chair and Chief Executive Officer in accordance with the terms of his employment agreement. As Mr. Moelis is the founder, Chief Executive Officer and among the largest shareholders of the Company, we believe that combining the roles of Chair of the Board and Chief Executive Officer encourages focused, strategic leadership.

Under our Corporate Governance Guidelines, the Board of Directors does not require the separation of the offices of the Chair of the Board and the Chief Executive Officer. If at any time the Chair is not an independent director, then the Board of Directors will elect a Lead Independent Director. Our Board of Directors periodically reviews its leadership structure.

In February 2022, on the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors voted to update our Corporate Governance Guidelines to add the role of Lead Independent Director to our Board leadership structure. Effective March 1, 2022, Ken Shropshire was elected our Lead Independent Director. Mr. Shropshire is an independent director and active board member and also serves as the Chair of our Audit Committee.

The specific duties and responsibilities of the Lead Independent Director include the following:

Meetings and Executive Sessions

•	Presides at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors.

•	Has discretion to call executive sessions of the independent directors.

•	Facilitates discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings.

Liaison with the Chair and Management

•	Serves as the principal liaison between the independent directors and the Chair, without inhibiting direct communication between them.

•	Communicates to the Chair and management, as appropriate, any decisions reached, suggestions, views or concerns expressed by independent directors in executive sessions or outside of Board meetings.

•	Provides the Chair with feedback and counsel concerning the Chair’s interactions with the Board.

•	May communicate directly with management directly regarding any decisions reached, suggestions, views or concerns expressed by independent directors in executive sessions or outside of Board Meetings.

Corporate Governance

Oversight of Information Provided to the Board

•	Works with the Chair to develop and approve Board meeting agendas and meeting schedules, including to ensure that there is sufficient time for discussion of all agenda items.

•	Works with the Chair on the appropriateness (including quality and quantity) and timeliness of the information provided to the Board.

•	Authorizes the retention of advisors and consultants who report directly to the Board when appropriate.

Board and Leadership Evaluation

•	In consultation with the Nominating and Corporate Governance Committee, reviews and reports on the results of the Board and Committee performance self-evaluations.

•	Periodically meets with independent directors to discuss Board and Committee and Chair performance, effectiveness and composition.

•	Coordinate with the CEO regarding the agenda for the annual review of the CEO succession plan.

Stockholder Communication

•	If requested, and in coordination with executive management, is available for consultation and direct communication with stockholders.

Crisis Management

•	Play an increased role in crisis management oversight, as appropriate under the circumstances.

The Lead Independent Director shall be appointed annually and serve until his or her successor is duly appointed and qualified, or until his or her earlier removal or resignation, or such time as he or she is no longer an independent director or such time as the Chair is an independent director. Although elected annually, the Lead Independent Director is generally expected to serve for more than one year.

Board Size

In early 2023, we successfully added Ms. Worrell to our Board in line with our Board’s decision in 2022 to increase the size of the Board from five to six members with four independent directors. Following Ms. Richardson’s recent decision to resign from our Board in March 2023 due to professional obligations, our Nominating & Corporate Governance Committee has commenced a process to fill the fourth independent director seat by the end of 2023. Our Board of Directors is committed to adding a fourth gender diverse independent director.

Director Independence

The Board of Directors has reviewed the composition of its committees and the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board of Directors has determined that each of John A. Allison IV, Kenneth L. Shropshire and Laila Worrell is an “independent director” under applicable NYSE standards and that each such director has no relationships with the Company that would interfere with such director’s exercise of independent judgment in carrying out his responsibilities as a director of the Company.

Corporate Governance

Board of Directors Role in Risk Oversight and Succession Planning Oversight

We are exposed to a number of risks, and we regularly identify and evaluate these risks and our risk management strategy. Management is principally responsible for identifying, evaluating and managing the risks on a day-to-day basis, under the oversight of the Board and the Audit Committee. Our Managing Directors and certain business committees of our Managing Directors are responsible for various aspects of risk management associated with our business, and our executive officers have the primary responsibility for enterprise-wide risk management. Our Chief Operating Officer, Chief Financial Officer and General Counsel work closely with our Managing Directors, our management and operations teams (including our finance and accounting, legal and compliance, human capital management and information technology and security teams) and our outsourced internal audit function to monitor and manage risk. Our executive officers meet with the Audit Committee at least four times a year in conjunction with a review of our quarterly and annual periodic SEC filings to discuss important risks we face. Our executive officers meet regularly with the Board to discuss important risks we face, including without limitation, those related to information security. Our Audit Committee focuses on oversight of financial risks relating to the company and the Compensation Committee determines named executive officer compensation plans and arrangements. The full Board keeps itself regularly informed regarding risks overseen by the Audit Committee through management and committee reports and otherwise.

The Board will annually evaluate succession planning with respect to the CEO and the executive officers. In addition, the Company’s emergency succession plan is reviewed by the Board (or a committee designated by the Board) at least annually.

Board of Directors Role in Environmental, Social and Governance Matters Oversight

The Board will conduct a periodic review of matters related to environmental, social and governance (“ESG”) (other than within the purview of other committees of the Board), including the overall ESG strategy, sustainability initiatives and stakeholder engagement. The Board will also periodically review and monitor the Company’s policies and initiatives in the areas of diversity and inclusion (other than within the purview of other committees of the Board).

Board Committees

Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. Our Board of Directors may from time to time establish other committees.

Audit Committee

Our Audit Committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our Board of Directors in monitoring our financial systems and our legal and regulatory compliance.

Our Audit Committee is responsible for, among other things:

•

appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between management and the independent registered public accounting firm regarding financial reporting;

Corporate Governance

•	approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	reviewing the qualifications and independence of the independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting;

•	establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and

•	reviewing and approving in advance any proposed related person transactions.

We believe that the functioning of our Audit Committee complies with the applicable requirements of the NYSE and SEC rules and regulations.

The members of our Audit Committee are Mr. Shropshire, Mr. Allison and Ms. Worrell. Since November 2015, our Audit Committee has been comprised of entirely independent directors as defined under NYSE rules. Mr. Allison and Ms. Worrell are our Audit Committee financial experts, as defined under SEC rules.

Mr. Shropshire is the Chairperson of our Audit Committee.

Our Board of Directors has considered the independence and other characteristics of each member of our Audit Committee. Audit Committee members must satisfy the NYSE independence requirements and additional independence criteria set forth under Rule 10A-3 of the Exchange Act of 1934 (the “Exchange Act”). In addition, the NYSE requires that, subject to specified exceptions, including certain phase-in rules, each member of a listed company’s audit committee be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3. In order to be considered independent for purposes of Rule 10A-3, an audit committee member may not, other than in his or her capacity as a member of the board of directors, accept consulting, advisory or other fees from us or be an affiliated person of us. Our Board of Directors has determined that each of Mr. Allison, Mr. Shropshire and Ms. Worrell qualifies as an independent director pursuant to NYSE rules and Rule 10A-3.

Our Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee Charter is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com.

Compensation Committee

The Compensation Committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our executive officers, including our Chief Executive Officer;

•

evaluating the performance of our Chief Executive Officer and other executive officers in light of established goals and objectives and determining and approving the Chief Executive Officer’s and other executive officers compensation level based on this evaluation;

Corporate Governance

•	administering our equity compensation plans for our employees and directors; and

•	approving the appointment of a retained independent compensation consultant.

The members of our Compensation Committee are Mr. Allison, Mr. Shropshire and Ms. Worrell. From February 2015, our Compensation Committee has been comprised of entirely independent directors meeting NYSE requirements. Ms. Worrell is the Chairperson of the Compensation Committee.

As permitted under the 2014 Omnibus Incentive Plan, the Board has authorized our Chief Operating Officer and Chief Financial Officer, acting together, to grant awards of up to 2,500,000 shares in any fiscal quarter.

The Compensation Committee Charter is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com. The charter allows the Compensation Committee to form and delegate its responsibility to subcommittees of the Compensation Committee for any purpose it deems appropriate, with certain limits.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee advises on identifying individuals qualified to become members of our Board of Directors. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board;

•	reviewing the background and qualifications of individuals being considered as director candidates;

•

recommending to the Board of Directors the director nominees for election by the stockholders or appointment by the Board of Directors, as the case may be, pursuant to the Company’s Corporate Governance Guidelines; and

•	reviewing the suitability for continued service as a director of each board member when his or her term expires and when he or she has a change in status.

The members of our Nominating and Corporate Governance Committee are Mr. Allison, Mr. Shropshire and Ms. Worrell. From April 19, 2021, our Nominating and Corporate Governance Committee has been comprised of entirely independent directors meeting NYSE requirements. Mr. Allison is the Chairperson of the Nominating and Corporate Governance Committee.

Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee Charter is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com. The charter allows the Nominating and Corporate Governance Committee to form and delegate its responsibility to subcommittees of the Nominating and Corporate Governance Committee for any purpose it deems appropriate, with certain limits.

Board and Committee Meetings; Annual Meeting Attendance

Between January 1, 2022 and December 31, 2022 our Board of Directors held seven meetings, our Audit Committee held seven meetings, our Compensation Committee held seven meetings and our Nominating and Corporate Governance Committee held six meetings. During 2022, each director attended all of the meetings of the Board of Directors and committees on which the director served. The independent directors of the Company regularly meet in executive session with our CEO and without management. Under the Corporate Governance Guidelines adopted by our Board of Directors, the Lead Independent Director (or in his absence, another independent director designated by him) presides at such executive sessions.

Corporate Governance

Under our Corporate Governance Guidelines, directors are expected to attend the Company’s annual meetings of stockholders. A director who is unable to attend an annual meeting of stockholders (which it is understood will occur on occasion) is expected to notify the Chair of the Board of Directors. All directors attended our 2022 annual meeting.

Board Evaluation

Our Board and each committee conduct an annual self-evaluation, which is overseen by our Nominating and Corporate Governance Committee.

Director Qualifications and Nominating Process

In considering candidates for nomination, the Nominating and Corporate Governance Committee and Board of Directors take into consideration many factors, including the needs of the Board and the candidate’s qualifications. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, and meaningful experience in business, law or accounting or other relevant areas. Candidates must also be committed to representing the long-term interests of our stockholders. The Board also considers other factors it deems appropriate based on current needs, including specific business and financial expertise currently desired, experience as a public company director, experience overseeing information technology or cybersecurity, gender, age and racial diversity.

Our full Board of Directors participates in the consideration of nominees to our Board of Directors other than as set forth below. The Board believes that recommendations from the Nominating and Corporate Governance Committee and input from all directors in the nominating process enhances the Company’s ability to identify, evaluate and select director nominees. In addition, the Stockholders Agreement provides that our Board of Directors will nominate individuals designated by Partner Holdings equal to a majority of the Board of directors, for so long as the Class B Condition is satisfied and, thereafter, one quarter of the candidates for so long as the Secondary Class B condition is satisfied. Partner Holdings is an entity controlled by our Chair and Chief Executive Officer, Kenneth Moelis, and the designees of Partner Holdings nominated by the Board of Directors for election at the Annual Meeting are currently Kenneth Moelis and Eric Cantor. Although the Class B Condition is satisfied, Partner Holdings has notified the Company that Partners Holdings will not designate a third nominee to our Board of Directors. This is because the Company, which is no longer a “controlled company” under NYSE rules, is required to satisfy NYSE independence requirements, including the requirement to have independent directors constitute a majority of our Board of Directors. See “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement”.

The Board of Directors will consider a candidate nominated by a stockholder in a manner consistent with its evaluation of potential nominees, so long as the nomination meets the requirements of our by-laws, as summarized below.

The Notice of Nomination Should Include the Following Information:

•	the stockholder’s name, record address, and name and principal place of business,

•	the name, age, business address, residence address, and principal occupation or employment of the nominee,

•	the class or series, and number of all shares of the Company’s stock owned beneficially or of record by the stockholder or the nominee,

•	whether and the extent to which any derivative or other instrument, transaction, agreement, or arrangement has been entered into by the stockholder or the nominee with respect to the Company’s stock,

Corporate Governance

•	a description of all agreements or arrangements to which the stockholder or the nominee is a party with respect to the nomination, the Company or the Company’s stock,

•

a description of agreements or arrangements entered into by the stockholder or the nominee with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the stockholder’s voting power,

•	a representation that the stockholder will attend the meeting in person or by proxy to nominate the persons named in its notice, and

•	any other information related to the stockholder or the nominee required to be disclosed in the solicitation of proxies for election of directors under federal securities laws.

The notice must be accompanied by the nominee’s consent to be elected and to serve as a director and include certain representations and agreements by the nominee set forth in our by-laws.

This notice must be updated, if necessary, so that the information is true and correct as of the record date for the meeting.

Stockholder nominees should be submitted to the Company’s General Counsel and Secretary at the Company’s principal executive offices. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information required by our by-laws and other information reasonably requested by the Company within the timeframe described below under “Additional Information— Procedures for Submitting Stockholder Proposals.”

When the Company or the Board of Directors is required by contractual obligation (including pursuant to the Stockholders Agreement) to nominate candidates designated by any person or entity, the selection and nomination of these directors is not subject to the above process.

Shareholder Engagement

In 2022, we engaged with unaffiliated shareholders representing approximately 72% of the outstanding Class A shareholders at the time. In our meetings with shareholders, we primarily discussed feedback on our executive compensation program, financial performance, talent/human capital management updates, among other matters.

We remain committed to having an open dialogue with shareholders, which allows us to better appreciate our shareholders’ perspective. Our senior management frequently meets with our shareholders during conferences, sell-side sponsored group meetings, and other ad-hoc interactions. We carefully consider their feedback while evaluating key business decisions. Finally, our investor presentation, and other relevant shareholder information can be found on our website at investors.moelis.com. The information on our website is not incorporated into this Proxy Statement.

Communication with the Board of Directors

Any stockholder or other interested parties who would like to communicate with the Board of Directors, the independent directors as a group or any specific member or members of the Board of Directors should send such communications to the attention of our General Counsel and Secretary at Moelis & Company, 399 Park Avenue, 4th Floor, New York, NY 10022. Communications should contain instructions on which member or members of the Board of Directors the communication is intended for. Such communications will generally be forwarded to the intended recipients. However, our General Counsel and Secretary may, in his sole discretion, decline to forward any communications that are inappropriate.

Corporate Governance

Corporate Responsibility

Moelis was founded in 2007 on the tenets of trust, partnership and commitment to long-term relationships and we remain true to these values in delivering differentiated advice to our clients, attracting and developing exceptional talent and maintaining a diverse, inclusive, innovative and agile culture. We are focused on integrating these values into all facets of our business.

In 2022, we released our inaugural Sustainability Report, which addresses how environmental, social and governance factors are incorporated in our guiding principles and commitment to our stakeholders. Our 2022 Sustainability Report is available on the Investor Relations section of our website at www.moelis.com. We will continue to evaluate our corporate sustainability and provide updates in future reports. Below are highlights of our approach to our people and environmental sustainability.

Our People

Our people are critical to the success of Moelis. Investing in our people allows us to best serve our clients and generate long-term value for our shareholders. To this end, our goal is to attract, retain and develop top talent in our industry across all levels. We devote significant time and resources to training and mentoring our employees, striving to foster a collaborative environment, and attracting and retaining talent that is passionate about our business and culture.

As detailed below, during 2022, we remained committed to investing in our most valuable asset by cultivating diverse recruitment practices, developing our talent and prioritizing the health and well-being of our employees.

Diversity & Inclusion

We are dedicated to maintaining an inclusive workplace that promotes and values diversity. As a global firm, we are committed to building a workforce with diversity of thought and perspective that are representative of the range of clients we advise around the world. We are focused on creating an inclusive environment and attracting and retaining the brightest and most talented individuals from diverse backgrounds to create a platform for collaboration, employee engagement and innovation. Our ability to provide a rewarding career path in an environment focused on collaboration that brings together diverse perspectives and experiences results in best in class advice for our clients. Our commitment to uphold a culture of respect and inclusion is driven by our executive leadership and our Board of Directors.

Recruiting Programs

With nearly 50% of our Managing Directors having been promoted internally, we believe it is important to invest early by recruiting a diverse group of high performing individuals to elevate our culture and business strategy at all levels of the firm. We recruit from the world’s leading undergraduate and graduate programs and have developed partnerships with a variety of associations and diversity groups which have resulted in the hiring of analysts and associates into all of our global offices. Institutions and associations participating in these partnerships include BLK Capital Management Group, Out4Undergrads, Morehouse College and Sponsors for Educational Opportunity (SEO) in the UK. In addition, through our pipeline talent programs, including our flagship Leadership Development Program, Moelis Experience Programs and Rise Above Diversity Fellowship, we provide targeted coaching, development and networking opportunities for new graduates in underrepresented groups.

Employee Networks

In keeping with our firm culture of inclusion, collaboration and talent development, our Employee Networks provide an important opportunity for an exchange of ideas and relationship building among employees who

Corporate Governance

identify as part of underrepresented groups and their allies. These firm-sponsored and employee-driven networks create a framework for global connectivity and idea sharing while advancing our culture, work quality and employee fulfilment. Our firm also supports diverse communities through volunteerism, fundraising efforts and partnerships. We support more than 40 employee selected nonprofit organizations around the world.

Developing our Talent

Developing our people means investing in the long-term success of the Firm. To this end, we devote significant time and resources to training and mentoring our employees. We strive to develop our brightest and most ambitious junior professionals into productive Managing Directors who provide best in class services to our clients.

Moelis Academy

With the launch of Moelis Academy in 2021, we significantly expanded the educational opportunities and resources for our employees. Through this initiative, employees can improve their technical, communication and leadership skills, and in turn, advance the Moelis culture, work quality and overall employee fulfilment. We continue to build our resource offerings through Moelis Academy to provide continued opportunities for development and growth.

Collaborative Culture

We reinforce our culture of partnership and collaboration by bringing together multifaceted deal teams across products and geographies. In addition, we ensure our junior professionals receive transaction experience across a wide range of products and industries. We believe this exposure enhances the investment banking experience and allows our developing talent to refine their proficiency in a broad variety of corporate finance matters at an early stage in their career.

We provide ongoing feedback and formally review performance on an annual basis, which allows us to both recognize employee contributions and continue to identify and invest in areas of targeted development and professional growth.

Our compensation approach and philosophy incentivizes employees to work collaboratively across products and geographies. Our top performers provide clients with the best of our expertise and creates an open knowledge forum for their peers.

Environmental Guidelines

In 2021, we adopted our Environmental Guidelines. We endeavor to implement efficiencies and environmental sustainability in our business practices and seek to operate our office footprint and daily operations more efficiently. We will continue to monitor our progress as we move forward in our corporate citizenship journey to reduce our environmental impact.

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The code of business conduct and ethics is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com. We expect that any amendment to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities. The Corporate Governance Guidelines are available in the Corporate Governance section of our Investor Relations website at investors.moelis.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation

Director Compensation

In 2022, each of our non-employee directors receive annual compensation of $150,000, which is comprised of (i) $65,000 in the form of RSUs (the “RSU Grants”) and (ii) $85,000, which the director may elect to receive in the form of cash, RSUs or a combination thereof. Additionally, the Chairperson of each Board committee and the Lead Independent Director will receive $20,000 annually, which is comprised of (i) $5,000 of RSU Grants and (ii) $15,000, which the Chairperson or Lead Independent Director, as applicable, may elect to receive in the form of cash, RSUs or a combination thereof.

In connection with our recent Director search, we reviewed our Director’s compensation relative to comparable awards at companies across all industries and our independent advisor peer group. In February of 2023, the Compensation Committee and Board of Directors unanimously approved to increase annual director compensation to $200,000, which is comprised of (i) $100,000 in the form of RSU Grants and (ii) $100,000, which the director may elect to receive in the form of cash, RSUs or a combination thereof. The Chairperson and Lead Independent Director compensation described above remains unchanged.

Cash compensation is paid quarterly in arrears. The annual RSU Grants generally vest upon grant and are settled following the second anniversary of grant. Any other RSUs elected to be received generally vest 25% on a quarterly basis over the one year period beginning July 1 of each year and are settled within 60 days following the applicable vesting date. We reimburse all directors for expenses incurred in connection with attending Board and committee meetings.

The following table shows compensation paid to the individuals who served as our non-employee directors in fiscal year 2022.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)

John A. Allison IV	50,000	119,654(3)	169,654

Yolonda Richardson	100,000	69,802(4)	169,802

Kenneth L. Shropshire	101,250	88,370(5)	189,620

(1)

Our directors who also serve as our employees or executive officers do not receive any compensation for their service as directors and have thus been omitted from this table. These individuals consist of: (i) Mr. Moelis whom is a named executive officer of the Company, and (ii) Mr. Cantor, who is a Managing Director of the Company. Additional information regarding Mr. Cantor’s employment agreement is included below in “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Employment Agreement with Eric Cantor.”

(2)

Amounts represent the grant date fair value of RSU awards made during the identified fiscal year, as calculated under FASB ASC Topic 718. The amount excludes RSUs issued pursuant to the terms of our 2014 Omnibus Incentive Plan as dividend equivalents on the underlying RSUs that have accumulated subsequent to the grant date held by Messrs. Allison, Shropshire and Richardson in connection with dividends paid by the Company to holders of its Class A common stock. Dividend equivalents are subject to the same terms and conditions as the underlying RSUs. For a summary of the assumptions used in the valuation of these awards, please see Note 2 to the audited financial statements included in our 2022 Annual Report on Form 10-K.

(3)

Award comprised of (i) 1,760 RSUs granted on July 1, 2022 which vested upon grant and will be settled within 60 days following July 1, 2024, and (ii) 1,257 RSUs granted on July 1, 2022, 314 of which vested on October 1, 2022, 314 of which vested on January 1, 2023, 314 of which vested on April 1, 2023 and 315 which vest on July 1, 2023 and all of which were or will be settled within 60 days following the applicable vesting date. Cash amount reflects $7,500 for Nominating and Corporate Governance Committee Chair.

Director Compensation

(4)	Award comprised of 1,760 RSUs granted on July 1, 2022 which vested upon grant and will be settled within 60 days following July 1, 2024. Cash amount reflects $15,000 for Compensation Committee Chair.

(5)

Award comprised of (i) 43 RSUs granted on June 21, 2022 which vested upon grant and will be settled within 60 days following July 1, 2023, and (ii) 12 RSUs granted on June 21, 2022, 12 which vested on July 1, 2022 and all of which were settled within 60 days following the applicable vesting date (iii) 1,885 RSUs granted on July 1, 2022 which vested upon grant and will be settled within 60 days following July 1, 2024, and (iv) 289 RSUs granted on July 1, 2022, 72 of which vested on October 1, 2022, 72 of which vested on January 1, 2023, 72 of which vested on April 1, 2023 and 73 which vest on July 1, 2023 and all of which were or will be settled within 60 days following the applicable vesting date. Cash amount reflects $13,500 for Audit Committee Chair and $4,500 for Lead Independent Director.

Executive Compensation

Executive Compensation

Compensation Discussion and Analysis

Our named executive officers for the fiscal year ended December 31, 2022, which consist of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2022 (the “NEOs” or “named executive officers”), are as follows:

•	Kenneth Moelis, Chair and Chief Executive Officer;

•	Navid Mahmoodzadegan, Co-President, Managing Director;

•	Jeffrey Raich, Co-President, Managing Director;

•	Elizabeth Crain, Chief Operating Officer; and

•	Joseph Simon, Chief Financial Officer.

Performance Highlights

Our compensation program is designed to align the interests of our named executive officers and other employees with the long-term interests of the Firm and its shareholders. Firmwide performance was a significant factor in determining our named executive officer compensation for 2022. The following are highlights of our 2022 performance:

Revenue and Business Environment

•

Despite the challenging business environment, we reported our second highest year of annual revenues in 2022 on both a GAAP and Adjusted basis. Our total 2022 annual GAAP revenues were $985.3 million and our 2022 Adjusted revenues were $970.2 million, down 38% from record 2021 Adjusted revenues(1).

¡	The decrease in our Adjusted revenues in 2022 compares to a 24%(2) decrease in the number of globally completed M&A transactions greater than $100 million, as compared to 2021.

¡	The decrease in our Adjusted revenues in 2022 also compares to a 45%(3) decrease in leveraged loan and high yield debt issuance and a 60%(4) decrease in global equity issuance, as compared to 2021.

•	We advised on many of the largest and most complex transactions globally, demonstrating the continued momentum in our business. Select transactions include:

¡	Financial advisor to the consortium led by Todd Boehly and Clearlake Capital Group, L.P. on the acquisition of Chelsea Football Club

¡	Exclusive financial advisor to Republic Services on its $2.2bn acquisition of U.S. Ecology

¡	Exclusive financial advisor to Biogen on its ~$2.3 billion sale of its equity stake in the Samsung Bioepis JV to Samsung Biologics

¡	Lead financial advisor to Ambac on its $88 billion Restructuring

¡	Financial advisor to Mallinckrodt on its $8.6 billion Restructuring

Talent

•	We continued to execute on our long-term growth strategy through internal promotion and external hiring.

Executive Compensation

•	We grew the Firm by increasing Managing Director headcount by 16% and overall banker headcount by 15%.

•	We remain committed to internal talent development by promoting eight banker Managing Directors, which includes two women; nearly 50% of all Managing Directors are internal promotes.

•	We continue to add outstanding talent to our platform by hiring nine Managing Directors in 2022.

Profitability Measures

•	We reported diluted net income per share of $2.14 on a GAAP basis. On an Adjusted basis, we reported diluted net income per share of $2.22, down 59% from the prior year(1).

•	We achieved an adjusted pre-tax margin of 22.5%.

•	We maintained a strong cash position and no debt.

Shareholder Returns

•	In total, for the 2022 performance year, we returned approximately $316 million in capital to shareholders through dividends and a record level of share repurchases.

•	We declared $2.40 per share in dividends with respect to the 2022 performance year.

•	In 2022, we executed share repurchases totaling 3.2 million shares.

The results of this year served to guide and support our decisions on compensation.

(1)	See Annex A for a reconciliation between GAAP and Adjusted (non-GAAP) financial information.
(2)	Refinitiv, data obtained from Refinitiv on 1/9/2023
(3)	Refinitiv; data obtained from Refinitiv on 2/1/2023
(4)	Refinitiv; data obtained from Refinitiv on 2/2/2023

CEO 2022 Total Awarded Compensation

The CEO’s total awarded annual compensation for the 2022 performance cycle is consistent with our pay-for-performance philosophy and our focus on closely aligning executive compensation with long-term shareholder value creation demonstrated by granting 95.5% of the CEO’s total awarded annual compensation as equity.

Executive Compensation

Our CEO was awarded total annual compensation for the 2022 performance cycle of $9.0 million, which is comprised of (i) base salary of $400,000 paid in 2022, (ii) $2.6M of target Performance Units granted in February 2023, and (iii) $6.0 million of Deferred Units granted in February 2023. In 2022, our Compensation Committee determined to award a portion of our CEO’s compensation in Performance Units, which are subject to both performance conditions based on significant dividend adjusted share price appreciation (50%-150% appreciation thresholds measured from grant date and are before dividend adjustments) and five year vesting conditions. We refer to the performance condition included in the Performance Units as the “TSR Performance Condition”. Our Performance Units are designed to further enhance alignment between executive compensation and long term shareholder value creation.

Our Compensation Committee considered a number of factors in determining CEO compensation, including our financial performance in 2022, taking into account the challenging global market conditions and our record financial performance in 2021. Our adjusted revenues in 2022 represented our second highest annual revenues in the history of the Firm and 2022 adjusted revenues increased 3% in comparison to adjusted revenues for 2020. Our Compensation Committee also considered key strategic achievements in 2022, including nine external hires covering a range of sectors and/or products, including M&A, Media, Technology, Healthcare, Private Funds Advisory and Capital Markets.

CEO 2020, 2021 and 2022 Total Awarded Compensation

Our CEO’s 2022 total awarded annual compensation decreased approximately 62% compared to 2021 total awarded annual compensation. This decrease is consistent with our compensation philosophy and framework. Changes in our CEO’s compensation year over year are consistent with the changes in our financial performance, as illustrated above in connection with total annual awarded compensation for 2020, 2021 and 2022.

The 2022 total award annual compensation discussed in this section differs substantially from the Summary Compensation Table on page 44 and the Pay Versus Performance Table on page 57 and is not a substitute for those tables. The Summary Compensation Table and “Compensation Actually Paid” in the Pay Versus Performance Table provides compensation information as required by SEC regulations, and therefore reflects for 2022 the grant date fair value of equity awards granted during the 2022 calendar year (the awards granted in February 2022 for the 2021 performance period) and not including the equity awards granted in February 2023 for 2022 performance. See “Overview of Compensation Elements” and “Annual Equity Incentive Awards” for a more detailed description of these equity awards discussed in this section.

Executive Compensation

Key Compensation Practices

The design of our executive compensation program is integral to the implementation of our compensation philosophy. The following chart provides highlights of our 2022 compensation program.

WHAT WE DO

✓

Align pay with firmwide performance. Our program emphasizes variable incentive compensation, versus fixed salaries, and serves to reward executives for Company performance and their individual contributions and accomplishments while retaining discretion.

✓

Grant a significant portion of compensation in equity. Our total incentive pay is delivered in the form of cash and equity-based compensation. The equity-based compensation allocation is designed to align the interests of our named executive officers with those of our shareholders’ interests in the long-term success of our Firm, promote retention, and mitigate excessive risk taking. In 2022, equity-based compensation represented 95.5% of 2022 total incentive compensation awarded to our CEO.

✓

Multi-year sale restrictions on equity that are longer than most of our peers. We have imposed a five-year vesting schedule on unvested equity, or equivalent sale restrictions for deferred equity, for the portion of incentive compensation that is delivered in equity. We have elected this five year schedule because we believe it promotes leadership continuity and better aligns management’s interests with those of shareholders.

✓

Performance based equity compensation. In 2022, our CEO received approximately 29% of his compensation in the form of performance based equity compensation, which is subject to both performance conditions based on significant dividend adjusted share price appreciation (the “TSR Performance Condition”) and five year vesting conditions. We believe these awards enhance the link between compensation and long-term shareholder value creation.

✓	Clawback Policies. We will adopt a clawback policy consistent with the requirements of the new SEC and NYSE rules once they are finalized and in effect.

✓

Significant Equity Ownership by NEOs. All of our named executive officers currently have significant equity ownership as a result of multi-year vesting or deferral schedules applied to annual incentive equity compensation. As of December 31, 2022, each of our named executive officers own equity of the Company representing greater than 7x their base salaries.

✓	Hedging Prohibition. We prohibit hedging of our common stock and equity-based awards by our named executive officers and employees.

WHAT WE DON’T DO

×	No annual guaranteed incentive compensation

×	No severance payments or golden parachutes

×	No substantive tax gross ups

×	No excessive perquisites

×	No pension benefit accruals

Executive Compensation

How Compensation is Determined

In connection with 2022 compensation, our Compensation Committee of the Board of Directors took into account our compensation philosophy and our compensation framework to determine compensation for our named executive officers.

Our Compensation Committee has retained an independent compensation consultant, Willis Towers Watson (“WTW”), to assist it in collecting and evaluating external market data regarding executive compensation and performance and to advise the Compensation Committee on developing trends and best practices in executive compensation and equity and incentive plan design. In performing these services, WTW attends meetings of the Compensation Committee regularly, including portions of the meetings without management present, and separately with the Compensation Committee Chair.

WTW is the Compensation Committee’s independent advisor and does not provide any other services to the Company or its executive officers that could jeopardize its independent status. The Company has affirmatively determined that no conflict of interest has arisen in connection with the work of WTW as compensation consultant for the Compensation Committee.

Compensation Philosophy

Our compensation program is designed to align the interests of our named executive officers and other employees with the long-term interests of the Firm and its shareholders.

Through our compensation program, we seek to:

•	Attract, retain and motivate executives who are aligned in creating long-term shareholder value

•	Promote a highly collaborative culture focused on delivering the highest quality advice to our clients

•	Reinforce the long-term interests of the Firm over individual short-term interests

•	Pay for Firm performance

•	Reinforce sound decision making and prudent risk taking

Framework to Determine Executive Compensation

In order to implement our compensation philosophy, for 2022, our Compensation Committee took into account four key factors listed below in determining compensation of our named executive officers. These factors were used as the framework, together with our compensation philosophy, to guide compensation decisions for our named executive officers and other senior employees of the Company. Our compensation program allows us to take into account multiple aspects of the four key compensation factors (firmwide performance, performance of our peers, individual contributions and risk management assessment) based on our actual historical performance.

1.    Firmwide Performance

In assessing firmwide performance, the Company’s financial performance was evaluated with a focus on the Company’s Adjusted revenues, operating margins, adjusted net income and total shareholder return. These metrics were considered on both a year over year and multi-year basis, within the context of the global investment banking advisory market and the broader environment in which the Company operates. In addition, the firmwide performance review takes into account the identification and execution of key strategic initiatives of the Company, which may include strategic hiring and talent initiatives or business expansion. Firmwide performance is a substantial factor in assessing NEO compensation levels.

Executive Compensation

2.    Performance Relative to Our Peers

Our performance relative to the performance of our public company peer financial institutions was considered in determining 2022 compensation. The companies included in the performance comparison were Evercore Inc., Greenhill & Co., Inc., Houlihan Lokey, Inc., Lazard Ltd, Perella Weinberg Partners and PJT Partners Inc. We have achieved three year total shareholder return of 57% compared to the peer group average of 37%, while maintaining a debt free balance sheet and all through organic growth. In addition, the prior year compensation structure of this peer group, along with third party surveys, is used to gauge pay practices and compensation trends. No specific metrics or targets for our performance relative to these competitors has been set and we do not benchmark compensation against these or any other companies.

(1)

Perella Weinberg Partners (“Perella”) became a publicly listed company in June 2021 and does not have a public three-year total shareholder return. Accordingly, Perella was excluded from the calculation and presentation of average three-year total shareholder returns in this section.

3.    Individual Contributions

Key individual performance achievements of each of the named executive officers were considered in determining compensation for 2022. Factors reviewed include each named executive officer’s responsibilities and role-specific performance and execution of business initiatives and strategy. In addition, leading client development and engagement, direct contributions to revenues and supporting other investment banking professionals in revenue generation and talent development are important determinants for compensation of our CEO and Co-Presidents. The revenue contributions of named executive officers who maintain direct responsibility for client development and generating revenues as an investment banker are assessed according to the same framework used to assess and compensate other revenue producing investment bankers.

Executive Compensation

4.    Risk Management Assessment

The named executive officers manage risk in the Company’s business. In making compensation decisions, we take into account the impact of the named executive officers’ risk decisions on the business and the judgement exercised to avoid excessive risk-taking.

Overview of Compensation Elements

The following table summarizes the key elements of our 2022 annual awarded executive compensation program, which demonstrates our Compensation Committee’s focus on awarding compensation in line with our Compensation Philosophy.

Pay Element	Type	Key Features	Award Period	For More Information

Base Salary	Base Salary	• Fixed cash portion of total compensation	Ongoing	Page 39

	Cash	• Variable award assessed annually	Annual	Page 39

Annual Variable Compensation	Restricted Equity	• RSUs/Restricted LP Units: vesting over 5 years • Deferred LP Units: delivered over 5 years subject to transfer and non-compete restrictions • Variable award assessed annually	5 Years	Page 46-49
	Performance Equity	• Performance Units: Performance LP Units subject to both a TSR Performance Condition and 5 year vesting condition • Variable award assessed annually	5 Years	Page 46-49

Base Salary. Consistent with our pay-for-performance philosophy, base salary comprises a small portion of our named executive officers’ total annual compensation. Base salaries for each of our named executive officers for 2022 were $400,000. The amount of the base salary for the named executive officers was set in accordance with the terms of their respective employment agreements and may be adjusted from time to time in accordance with those agreements. Base salaries are reviewed annually. We did not increase the base salaries of our named executive officers in 2022.

Annual Variable Incentive Compensation. Annual variable incentive compensation comprises a substantial portion of each of our named executive officer’s total compensation. Once the aggregate amount of the incentive compensation award is determined, a portion of the incentive compensation award is allocated in equity, consisting of either restricted stock units (“RSUs”) or profits interest limited partnership units in Moelis & Company Group Employee Holdings LP or Moelis & Company Group LP (“LP Units”), each with the features described below, and the remainder is allocated in cash. Annual variable incentive compensation for performance in 2022 was paid in the first quarter of 2023.

The amount of variable incentive compensation awards is based on a discretionary assessment, taking into account the four factors described in our Framework of Compensation. Historically, we have used a discretionary incentive compensation structure because it adjusts to market cycles and accounts for a variety of indicators of Firm and individual performance. See “Moelis Annual Equity Awards” for a detailed discussion of the variable incentive compensation awarded to each named executive officer in respect of performance in 2022. We did not provide guaranteed incentive compensation to any of our named executive officers in respect of 2022.

Deferred LP Units. For performance in 2022, a portion of certain of our named executive officers’ total annual compensation was awarded in LP Units which are eligible for redemption and exchange rights in accordance with the following schedule: 40% in February of 2025 and 20% in each of February of 2026, 2027 and 2028. These LP Units vested at grant and are subject to prohibitions on transfer and non-compete restrictions, which if violated, result in the forfeiture of the undelivered portion of the award (the “Deferred LP Units”).

Executive Compensation

Restricted LP Units. For performance in 2022, a portion of certain of our named executive officers’ total annual compensation was awarded in LP units, which will vest 40% in February of 2025 and 20% in each of February of 2026, 2027 and 2028 (the “Restricted LP Units”).

Performance Units. For performance in 2022, our CEO and one other named executive officer were awarded performance LP Units (the “Performance Units”). The Performance Units are subject to both a performance condition based on dividend adjusted share price appreciation, or TSR Performance Condition, and a five year time-based vesting condition.

•	5 Year performance period

•

TSR Performance Condition: expressed as the share price targets set forth below, which represent a 50%, 100% and 150% share price increase from the grant date share price (before adjustments for dividends).

Highest 20-day VWAP Between Grant Date and End Date (Dividend Adjusted)	Percent of Total Performance Units Granted That Become Earned Units

Less than $68.00	0%

$68.00	50%

$91.00	100%

$114.00 or greater	150%

•	Vesting Condition: earned target Performance Units vest pro rata in February 2026, 2027 and 2028 and earned maximum Performance Units vest in February 2028.

For a more detailed description of the above awards, please refer to “Moelis Annual Equity Awards”.

2022 Compensation Assessment. For compensation paid in respect of 2022 performance, 73.5% of total awarded compensation for all named executive officers was awarded in the form of RSUs or LP Units or Performance Units, each of which is subject to a five-year vesting or deferral schedule. In addition, 29% of our CEO’s compensation was awarded in performance units, which directly links compensation with dividend adjusted share price appreciation. Our Compensation Committee believes these key features are in line with our philosophy of aligning our named executive officer interests with our shareholders and the addition of Performance Units to our compensation program demonstrates our commitment to incentivizing long term shareholder value creation.

Process and Timing for Grants of Annual Incentive Awards. All annual incentive award amounts (whether payable in cash, equity or other deferred compensation) to named executive officers are estimated at the end of December and are finally determined by our Compensation Committee by February of the following year.

2022 Named Executive Officer Compensation

In determining 2022 annual incentive compensation for our named executive officers, the Compensation Committee considered the Company’s performance achievements and the other contributions of each of the named executive officer listed below.

The Company performance in 2022 includes:

•	Adjusted revenues of $970.2 million in 2022, the Firm’s second highest year of annual revenues.

•	Attractive returns to shareholders of 57% over a three-year period compared to the peer group average of 37%, while maintaining a debt free balance sheet.

Executive Compensation

Ken Moelis

Mr. Moelis provided strategic leadership and vision for the Firm and led the Firm’s business through one of the most significant slow-downs in M&A activity. Mr. Moelis’s leadership drove collaboration, the development of our people by attracting high quality Managing Directors, and a disciplined execution of the business. Mr. Moelis delivered a globally integrated business strategy focused on generating capital while growing organically and maintaining a healthy balance sheet. As a senior deal team member Mr. Moelis contributed directly to increasing business activity, strengthening firm relationships with critical strategic clients, and fostering new client relationships. Mr. Moelis drove enhanced franchise and global brand recognition. As an industry leading advisor and deal maker, Mr. Moelis partnered with bankers across the firm globally to drive business growth and talent development.

As the CEO and among the largest shareholders of the Company, Mr. Moelis provided oversight to mitigate internal and external risk factors.

Navid Mahmoodzadegan

Mr. Mahmoodzadegan provided critical leadership in overseeing the management of the investment banking business, including day to day management of bankers globally, and made significant contributions to client development and revenues as an investment banker.

(i)

Strategic Leadership: Mr. Mahmoodzadegan, in partnership with Co-president Mr. Raich, provided leadership across our global franchise, including Mr. Mahmoodzadegan’s oversight of key sectors of the Firm’s business. Mr. Mahmoodzadegan led the acquisition, development and promotion of talent specifically at the Managing Director level and oversaw our diversity and inclusion programs. In 2022, Mr. Mahmoodzadegan continued to provide management oversight of the Company’s risk procedures during changing market conditions.

(ii)

Direct contribution to client growth and revenue performance: Mr. Mahmoodzadegan is a leading investment banker with deep client relationships across Media, Technology and Telecom sectors and in private equity. For 2022, our Compensation Committee specifically considered Mr. Mahmoodzadegan’s direct contributions to our revenues including the number and size of client mandates that Mr. Mahmoodzadegan was directly involved in. Mr. Mahmoodzadegan’s revenue contributions as a banker are measured according to the same framework used to assess and compensate our other revenue producing investment bankers.

Jeffrey Raich

Mr. Raich provided critical leadership in overseeing the management of the investment banking business, including, day to day management of bankers globally, and made significant contributions to client development and revenues as an investment banker.

(i)

Strategic leadership: Mr. Raich, in partnership with Co-President Mr. Mahmoodzadegan, provided leadership across our global franchise, including Mr. Raich’s oversight of key sectors of the Firm’s business. Mr. Raich led the acquisition, development and promotion of talent specifically at the Managing Director level and oversaw our diversity and inclusion programs. In 2022, Mr. Raich continued to provide management oversight of the Company’s risk procedures during changing market conditions.

(ii)

Direct contribution to client growth and revenue performance: Mr. Raich is a leading M&A banker with deep client relationships in private equity and across multiple sectors. For 2022, our Compensation Committee specifically considered Mr. Raich’s direct contributions to fee events for the Firm. Mr. Raich’s revenue contributions as a banker are measured according to the same framework used to assess and compensate our other revenue producing investment bankers.

Executive Compensation

Elizabeth Crain

Ms. Crain provided leadership over global corporate strategy including driving business critical decisions and strategic developments. In 2022, Ms. Crain led management, business and operational responses to a complex market environment, balancing opportunity and mitigating risks. In addition she led leadership development and succession with our senior talent and with a strategic diversity lens. As Chief Operating Officer, Ms. Crain oversaw all global operations including business intelligence and strategic planning, operational infrastructure and personnel and corporate governance, enterprise risk management and business continuity.

Joseph Simon

Mr. Simon provided strategic leadership over the global finance, accounting, tax and information technology functions for the Company. Mr. Simon’s leadership of financial planning and management contributed to core strategic decisions and leading capital efficiency initiatives. Mr. Simon provided key strategic recommendations that focused on shareholder interest and creating financial value for the Firm. As Chief Financial Officer, Mr. Simon led efforts to drive the firm’s financial resilience and enhance controls. In 2022, Mr. Simon continued to lead firmwide cyber and enterprise risk management as well as providing operational risk oversight. In addition, Mr. Simon led investor relations including developing and maintaining investor and research analyst relationships.

Other Compensation Program Features

No Guarantees

Historically, we have not guaranteed any named executive officer any additional compensation and have not provided any contractual entitlements to severance or additional payments triggered by termination.

Clawback Policies

RSUs and LP Units are forfeited by our named executive officers in the event of (1) a voluntary termination of employment other than for “good reason” (as defined in the 2014 Omnibus Incentive Plan) or eligible retirement or (2) termination by the Company for cause. For a detailed discussion of the RSU and LP Unit forfeiture provisions, see “Overview of Compensation Elements” and “Moelis Annual Equity Awards”.

Anti-Hedging Policy

Our named executive officers and other employees are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our securities owned by them. Certain forms of hedging or monetization transactions, such as forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow a named executive officer to continue to own Moelis common stock, but without the full risks and rewards of ownership. When that occurs, the named executive officer may no longer have the same incentives or objectives as the Company’s other shareholders. Consequently, named executive officers are prohibited from engaging in hedging their exposure with respect to directly or indirectly owned Moelis common stock, whether obtained through compensation, open-market purchases, or otherwise. For purposes of this policy, ‘‘hedging’’ includes the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Moelis common stock.

In addition, named executive officers are prohibited from engaging in directly or indirectly pledging owned Moelis common stock to secure obligations of a brokerage margin account as described above. Pledges of

Executive Compensation

Moelis common stock by a named executive officer can result in the sale of shares without the consent of the officer if the obligation secured by the shares is in default, and if this occurs during a blackout period it could result in an insider trading violation by that officer. Pledges of Moelis common stock in a brokerage margin account (where shares are pledged to secure a loan to buy other securities) present significant insider trading risk because the shares can be sold automatically with a decline in the stock price. In addition, the reputation of the Company, as well as officers’ personal reputations, can be adversely affected if Moelis common stock is sold pursuant to a defaulted obligation.

2022 Say on Pay Vote

At last year’s Annual Stockholders Meeting, approximately 92% of all votes cast supported our compensation program. We believe that our compensation program continues to support our pay-for-performance culture and provides a strong alignment of the interests of our named executive officers with those of our stockholders more generally. We believe that it was also important to engage with our stockholders in order to get their input on our compensation program and the Firm’s performance.

As discussed above in the “Corporate Governance—Shareholder Engagement” section, we engaged shareholders representing approximately 72% of our outstanding shares then held by unaffiliated shareholders as of November 2022 to discuss our executive compensation program and other general corporate matters. We used this opportunity to discuss our compensation philosophy, along with the structure and components of our executive compensation program, and to solicit any comments or feedback from the shareholders. We had constructive conversations and received generally positive feedback. As a result of the positive feedback that we received, we did not make substantial changes to the executive compensation program except that our Compensation Committee did determine to grant a portion of our CEO’s compensation in Performance Units. These units include both a TSR Performance Condition and a five year vesting condition and are designed to further enhance alignment between executive compensation and long term shareholder value creation. We understand the importance of engaging with our shareholders regarding our executive compensation program and expect to continue having these discussion and soliciting their input on an ongoing basis.

Executive Compensation

Summary Compensation Table for 2022

The following table summarizes the total compensation paid to or earned by each of our named executive officers for the periods presented below under SEC rules.

Name and Principal Position	Year	Salary ($)	Cash Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)

Kenneth Moelis Chair, Chief Executive Officer	2022	400,000	30,000	18,784,112	9,150	19,223,262
	2021	400,000	5,100,000	8,829,314	29,645	14,358,959
	2020	400,000	4,800,000	4,648,523	25,643	9,874,166

Navid Mahmoodzadegan Co-President, Managing Director	2022	400,000	5,000,000	9,960,423	57,856	15,418,279
	2021	400,000	11,260,000	8,327,639	52,437	20,040,076
	2020	400,000	4,800,000	7,505,481	8,550	12,714,031

Jeffrey Raich Co-President, Managing Director	2022	400,000	30,000	5,538,893	9,150	5,978,043
	2021	400,000	6,850,000	4,514,959	36,120	11,801,079
	2020	400,000	1,100,000	2,469,515	8,550	3,978,065

Elizabeth Crain Chief Operating Officer, Managing Director	2022	400,000	1,316,000	1,577,835	21,488	3,315,323
	2021	400,000	2,062,000	1,553,093	10,875	4,025,968
	2020	400,000	1,252,000	1,380,030	8,550	3,040,580

Joseph Simon Chief Financial Officer, Managing Director	2022	400,000	1,218,000	1,078,856	9,150	2,706,006
	2021	400,000	1,630,000	923,030	10,875	2,963,905
	2020	400,000	980,000	982,950	8,550	2,371,500

(1)

Amounts represent the annual cash incentive bonuses paid for performance in the identified fiscal year, whether or not paid in such year. The Company paid its cash bonuses for performance in each of 2022, 2021 and 2020 in the first quarter of the following year. The repayment terms for 2022, 2021 and 2020 bonuses are described below in the section entitled “-Moelis Annual Equity Awards.”

(2)

Amounts represent the grant date fair value of the awards granted during the identified fiscal year, as calculated under FASB ASC Topic 718. For a summary of the assumptions used in the valuation of these awards, please see Note 2 to the audited financial statements included in our 2022 Annual Report on Form 10-K. In accordance with SEC rules, the table includes equity awards for 2019 performance that were granted in 2020, equity awards for 2020 performance that were granted in 2021 and equity awards for 2021 performance that were granted in 2022, but excludes equity awards for 2022 performance that were granted in 2023. On February 16, 2023, our executive officers were granted the following for 2022 performance: Mr. Moelis received 130,720 Deferred LP Units and 56,930 target Performance Units (85,395 maximum Performance Units). The grant date fair value of these awards is $6,742,192 (includes fair value of target Performance Units). Mr. Mahmoodzadegan received 253,996 Restricted LP Units and 43,792 target Performance Units (65,688 maximum Performance Units). The grant date fair value of these awards is $13,018,595 (includes fair value of target Performance Units). Mr. Raich received 56,273 Deferred LP units that have a grant date fair value of $2,084,352. Ms. Crain received 22,640 Deferred LP Units that have a grant date fair value of $838,586. Mr. Simon received 19,312 Deferred LP units that have a grant date fair value of $715,316. The grant date fair value of all aforementioned awards were calculated under FASB ASC Topic 718. The Restricted LP Units for Mr. Mahmoodzadegan granted in February 2023 vest 40% on February 23, 2025 and 20% on each of February 23, 2026, February 23,

Executive Compensation

2027 and February 23, 2028. The Deferred LP Units for Mr. Moelis, Mr. Raich, Ms. Crain and Mr. Simon granted in February 2023 vested upon grant. Subject to the forfeiture provisions set forth in the award agreement and described below, the Deferred LP Units will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2025 and the remaining 60% pro rata annually (20% each year) on or about each of February 23, 2026, February 23, 2027 and February 23, 2028. The Performance Units for Mr. Moelis and Mr. Mahmoodzadegan granted in February 2023 are subject to performance conditions and time based vesting conditions set forth within “Executive Compensation-Moelis Annual Equity Awards”.

(3)

Amounts represent (i) contributions by the Company to each named executive officer in respect of the officer’s participation in our 401(k) plan and (ii) tax-related interest payments to each named executive officer that resulted from the timing of our annual cash bonus payments in relation to the date on which estimated taxes on such awards were required to be paid by the officer. In addition to the amounts listed in this column, we reimbursed Mr. Moelis for costs in lieu of a hotel when traveling to New York City on business. The amount of this reimbursement approximated the cost of a comparable hotel room and does not constitute additional compensation.

Grants of Plan-Based Awards in 2022

The following table summarizes grants of plan based awards to each of our named executive officers in fiscal year 2022.

Name	Grant Date	All other stock awards: number of shares of stock or units(1) (#)		Grant date fair value of stock awards(2)(3) ($)
		Deferred LP Units(2)	Restricted LP Units(3)

Kenneth Moelis	2/17/2022	113,646		4,816,431
	2/17/2022		280,138	13,967,681

Navid Mahmoodzadegan	2/17/2022	68,188		2,889,876
	2/17/2022		141,808	7,070,547

Jeffrey Raich	2/17/2022	34,094		1,444,938
	2/17/2022		82,109	4,093,955

Elizabeth Crain	2/17/2022	6,818		288,954
	2/17/2022		25,850	1,288,881

Joseph Simon	2/17/2022	5,682		240,809
	2/17/2022		16,808	838,047

(1)

Stock awards were made in the form of LP Units as described below in the section entitled “—Moelis & Company Annual Equity Awards.” The terms and conditions of these LP Units are described below in the section entitled “—Moelis & Company Annual Equity Awards.”

(2)

Units awarded subject to post-vesting sale and non-compete restrictions and with grant date fair value of $42.38 per share as calculated under FASB ASC Topic 718. For additional details, see “—Moelis & Company Annual Equity Awards—LP Units—Deferred LP Units—Three Year Deferred LP Units.”

(3)	Units awarded subject to time vest and with grant date fair value of $49.86 per share as calculated under FASB ASC Topic 718.

Executive Compensation

Moelis Annual Equity Awards

2022 Equity Awards

In February of 2023, we granted equity incentive awards in the form of LP Units or RSUs to our Managing Directors, including our named executive officers in respect of 2022 performance. Mr. Moelis received 130,720 Deferred LP Units and 56,930 target Performance Units (with a maximum of 85,395 of Performance Units available pursuant to the award in the event the 150% TSR Performance Condition and other terms of the award are satisfied). Mr. Mahmoodzadegan received 253,996 Restricted LP Units and a target number of 43,792 Performance Units (with a maximum of 65,688 of Performance Units available pursuant to the award in the event the 150% TSR Performance Condition and other terms of the award are satisfied). Mr. Raich received 56,273 Deferred LP units, Ms. Crain received 22,640 Deferred LP Units and Mr. Simon received 19,312 Deferred LP units.

2021 Equity Awards

In February of 2022, we granted equity incentive awards in the form of LP Units or RSUs to our Managing Directors, including our named executive officers in respect of 2021 performance. Mr. Moelis received 251,159 Restricted LP Units, 113,646 Three Year Deferred LP Units (as defined below) and 28,979 LTI Restricted LP Units (as defined below), Mr. Mahmoodzadegan received 141,808 Restricted LP Units and 68,188 Three Year Deferred LP Units, Mr. Raich received 82,109 Restricted LP Units and 34,094 Three Year Deferred LP Units, Ms. Crain received 25,850 Restricted LP Units and 6,818 Three Year Deferred LP Units and Mr. Simon received 16,808 Restricted LP Units and 5,682 Three Year Deferred LP Units.

LP Units

Each LP Unit is intended to qualify as a “profits interest” for federal income tax purposes and is eligible to share in a specified portion of the profits of the Company created after the grant of the profits interest. The LP Units may be redeemed for shares of our Class A common stock after they become vested or are eligible for delivery and a sufficient amount of appreciation in the value of Group LP is achieved and allocated to the LP Units to enable a redemption of the LP Units for shares of our Class A common stock on a one-for-one basis. Upon the satisfaction of these conditions, the LP Units will be redeemable for shares of Class A common stock provided that (i) any sales or exchange restriction on these LP Units have lapsed and in no event earlier than two years following the grant date and (ii) the awards have not been otherwise forfeited pursuant to the terms of the award agreement.

Restricted LP Units. Restricted LP Units granted in February of 2023 for 2022 performance will vest 40% on or about February 23, 2025 and 20% on or about February 23 of each of 2026, 2027 and 2028.

Restricted LP Units granted in February of 2022 for 2021 performance will vest 40% on or about February 23, 2024 and 20% on or about February 23 of each of 2025 through 2027.

In February of 2022 for performance in 2021, Mr. Moelis was granted long term incentive LP Units, which vest in equal installments on or about February 23 of each of 2025, 2026 and 2027 (these LP Units are referred to herein as the “LTI LP Units”).

Restricted LP Units granted in February of 2021 for 2020 performance vested 40% in February 2023 and 20% on or about February 23 of each of 2024 through 2026.

Deferred LP Units. Subject to the forfeiture provisions described below, Deferred LP Units granted in February of 2023 for 2022 performance will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2025 and the remaining 60% pro rata annually

Executive Compensation

(20% each year) on or about each of February 23, 2026, February 23, 2027 and February 23, 2028. The Deferred LP Units vested at grant and are subject to a prohibition on transfer and non-compete restrictions, which if violated, result in the forfeiture of the portion of the award not yet delivered. Deferred LP Units were delivered to retirement eligible named executive officers.

In February of 2022 for performance in 2021, a portion of each named executive officer’s total incentive compensation was granted in LP Units, which vested at grant and are subject to a three year restriction on any transfers and a three year non-compete restriction (these LP Units are referred to herein as the “Three Year Deferred LP Units”). The awards were granted in lieu of cash for performance in 2021 to further align the interests of our named executive officers with our shareholders.

Performance Units

Our Performance Units are subject to both a performance condition and a five year time-based vesting condition. The performance vesting requirement for the Performance Units will be deemed satisfied to the extent that the Company’s Class A common stock achieves the designated dividend-adjusted per-share prices listed in the table below, based on the volume-weighted average closing share price of the Company’s Class A common stock over any 20 consecutive trading-day period (“20-day VWAP”). The number of Performance Units for which the performance condition set forth below has been met (the “Earned Units”) will be determined (i) on a quarterly basis at the end of each fiscal quarter to occur after the Grant Date and (ii) as of and for the period ended on February 16, 2028 (the “End Date”) (each such fiscal quarter end date, together with the period ending with the End Date, a “Measurement Date”), based on the highest 20-day VWAP to have been achieved at any time starting on the Grant Date and ending on End Date, as follows:

Highest 20-day VWAP Between Grant Date and End Date (Dividend Adjusted)	Percent of Total Performance Units Granted That Become Earned Units

Less than $68.00	0%

$68.00	50%

$91.00	100%

$114.00 or greater	150%

If as of any Measurement Date, the highest 20-day VWAP is between $68.00-114.00, then the percentage of the total Performance Units that will become Earned Units as of such time shall be determined by linear interpolation between the amounts set forth in the table above. The last Measurement Date will be the End Date. As a result of the reinvestment of dividends, the Performance Units may become Earned Units before the 20-Day VWAP of our Class A Common Stock achieves the dollar amount set forth above.

The target Performance Units satisfy the time-vesting requirement in equal installments on each of the third, fourth and fifth anniversaries of February 16, 2023 (the grant date) and Performance Units in excess of the target Performance Units satisfy the time-vesting requirement on the End Date, in each case, with certain vesting exceptions and forfeiture provisions provided in the applicable award agreement, such as change in control, death, disability and termination without cause.

RSUs

Each RSU represents the right to receive upon settlement either, at our option, a share of our Class A common stock or an amount of cash equal to the fair market value of a Class A share. Participants have no rights as a stockholder with respect to the RSUs unless and until shares of our Class A common stock underlying the RSUs are actually delivered, provided that each participant will generally be eligible to receive

Executive Compensation

additional RSUs in respect of any dividends we pay with respect to our Class A common stock, which additional RSUs will be forfeitable and subject to the same restrictions and conditions as the underlying RSUs.

Our RSUs granted in connection with bonuses are granted subject to the terms of the 2014 Omnibus Incentive Plan and individual award agreements. A copy of the plan is included as Exhibit 99.1 to our Registration Statement on Form S-8 filed on August 8, 2014.

Other Key Terms of Equity Awards

RSUs and Restricted LP Units will not vest unless a participant remains in continuous employment or service with us through the applicable vesting date. Except as described in the following paragraphs, if the participant’s employment or service with us is terminated for any reason, any unvested RSUs or Restricted LP Units will be forfeited as of the notice of termination date.

For RSUs and Restricted LP Units, if the participant’s employment or service with us is terminated (i) by us without cause, (ii) by the participant for “good reason” (as defined in the 2014 Omnibus Incentive Plan) or (iii) by us due to disability, any unvested RSUs and Restricted LP Units will continue to vest on the originally scheduled vesting dates, provided that the participant has not engaged in any “detrimental activities” (as described below) through the applicable vesting date. If the participant engages in any detrimental activity following such termination, any unvested RSUs or Restricted LP Units will be forfeited. For purposes of these RSU and Restricted LP Unit awards, “detrimental activities” means any solicitation of our employees or certain clients, any interference with our relationships with certain clients, any failure to execute an attestation that the participant has not engaged in such acts prior to each applicable vesting date or other time reasonably requested by us or any failure to satisfy any obligation of the participant under any agreement with us with respect to confidentiality, non-disparagement, non-solicitation or noncompetition. If the participant’s employment or service with us is terminated due to the participant’s death, any unvested RSUs or Restricted LP Units will immediately vest.

If the participant’s employment or service with us is terminated (i) by us without cause or (ii) by the participant for good reason, in each case on or within 12 months after the effective date of a “change in control” (as defined in the 2014 Omnibus Incentive Plan), any unvested RSUs or Restricted LP Units will immediately vest.

For Deferred LP Units, if the participant is terminated for Cause or engages in any detrimental activity (as defined below) at any time during the term of the award, any Deferred LP Units not yet delivered will be forfeited. For purposes of Deferred LP Unit awards, “detrimental activities” means engaging in competitive enterprises (as defined in the award), any solicitation of our employees or certain clients, any interference with our relationships with certain clients, failure to responsibly transition coverage of the Participant’s clients and clients’ transactions prior to a termination event, any failure to execute an attestation that the participant has not engaged in such acts prior to each applicable delivery date or other time reasonably requested by us or any failure to satisfy any obligation of the participant under any agreement with us with respect to confidentiality, non-disparagement, non-solicitation or noncompetition. In the event of the participant’s death, any Deferred LP Units will cease to be subject to the transfer and non-compete restrictions on the earlier of (i) two year anniversary of the grant date or (ii) death.

A retiring officer or employee generally will not forfeit qualifying RSUs or LP Units granted during employment if at retirement (i) the officer or employee is at least 56 years old, (ii) has provided at least 5 consecutive years of service to the Company and (iii) such officer’s or employee’s years of service plus age at the time of retirement equals 65, unless such officer or employee waives such retirement arrangements. In each case, any such RSUs or LP Units will be delivered pursuant to their applicable vesting schedule, subject to noncompetition and other terms.

Executive Compensation

The specific number of RSUs and the number of LP units granted to our named executive officers and other employees for 2022 awarded annual compensation in February of 2023 was determined by dividing the dollar value of awarded equity by the average share price, calculated as of the five day trading period from February 9, 2023 through February 15, 2023 (the “February 2023 Grant Date Price”). The specific number of RSUs and the number of LP units granted to our named executive officers and other employees for 2021 awarded annual compensation in February of 2022 was determined by dividing the dollar value of awarded equity by the average share price, calculated as of the five day trading period from February 10, 2022 through February 16, 2022 (the “February 2022 Grant Date Price”) except that the number of Three Year Deferred LP Units was determined by dividing the dollar value of awarded equity by the February 2022 Grant Date Price less a liquidity discount of 15%.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2022. In accordance with SEC rules, this table does not reflect Deferred LP Units, which are vested at the grant date of such awards. Below this table, we have provided an alternative tabular disclosure that includes Deferred LP Units that remain subject to sale and contractual restrictions. Please see “–Alternative Presentation of Outstanding Equity Awards at 2022 Fiscal Year-End”.

Stock Awards(1)

Name	Number of shares or units of stock that have not vested(2) (#)	Market value of shares or units of stock that have not vested(3) ($)

Kenneth Moelis	691,827(4)	26,545,406

Navid Mahmoodzadegan	542,219(5)	20,804,953

Jeffrey Raich	273,854(6)	10,507,794

Elizabeth Crain	100,743(7)	3,865,517

Joseph Simon	68,316(8)	2,621,279

(1)	Stock awards were made in the form of Restricted LP Units and RSUs. The terms and conditions of these awards are described in the section entitled “—Moelis Annual Equity Awards.”

(2)	All Restricted LP Units or RSUs are subject to accelerated vesting upon the officer’s death or disability.

(3)	Fair market value is equal to the applicable number of unvested RSUs multiplied by the $38.37 closing price per share of our Class A common stock on the NYSE on December 30, 2022.

(4)

Consists of (i) 15,792 RSUs originally granted to Mr. Moelis in February 2018 in respect of 2017 performance and 9,030 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest 100% on February 23, 2023, and (ii) 3,806 RSUs originally granted to Mr. Moelis in February 2018 in recognition of significant contributions to franchise development with a focus on those contributions not fully realized in 2017 revenues and 2,176 additional dividend equivalent RSUs with respect thereto that were held by him as of December 31, 2022, which vest 100% on February 23, 2023 and (iii) 40,864 RSUs originally granted to Mr. Moelis in February 2019 in respect of 2018 performance and 17,728 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2024 and (iv) 122,523 RSUs originally granted to Mr. Moelis in February 2020 in respect of 2019 performance and 38,504 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2025 and (v) 161,266 Restricted LP Units originally granted to Mr. Moelis in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2022, which vest 40% on February 23 of 2023 and 20% on February 23 of each of 2024

Executive Compensation

through 2026 and (vi) 251,159 Restricted LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027 and (vii) 28,979 LTI Restricted LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23, 2025, February 23, 2026 and February 23, 2027.

(5)

Consists of (i) 15,792 RSUs originally granted to Mr. Mahmoodzadegan in February 2018 in respect of 2017 performance and 9,030 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest 100% on February 23, 2023, and (ii) 47,070 RSUs originally granted to Mr. Mahmoodzadegan in February 2019 in respect of 2018 performance and 20,421 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2024 and (iii) 118,695 RSUs originally granted to Mr. Mahmoodzadegan in February 2020 in respect of 2019 performance and 37,301 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2025 and (iv) 152,103 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2022, which vest 40% on February 23 of 2023 and 20% on February 23 of each of 2024 through 2026 and (v) 141,808 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027.

(6)

Consists of (i) 15,792 RSUs originally granted to Mr. Raich in February 2018 in respect of 2017 performance and 9,030 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest 100% on February 23, 2023, and (ii) 23,107 RSUs originally granted to Mr. Raich in February 2019 in respect of 2018 performance and 10,025 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2024 and (iii) 39,054 RSUs originally granted to Mr. Raich in February 2020 in respect of 2019 performance and 12,273 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2025 and (iv) 82,465 Restricted LP Units originally granted to Mr. Raich in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2022, which vest 40% on February 23 of 2023 and 20% on February 23 of each of 2024 through 2026 and (v) Restricted 82,109 LP Units originally granted to Mr. Raich in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027.

(7)

Consists of (i) 3,805 RSUs originally granted to Ms. Crain in February 2018 in respect of 2017 performance and 2,176 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2022, which vest 100% on February 23, 2023, and (ii) 8,045 RSUs originally granted to Ms. Crain in February 2019 in respect of 2018 performance and 3,490 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2024 and (iii) 21,825 RSUs originally granted to Ms. Crain in February 2020 in respect of 2019 performance and 6,859 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2025 and (iv) 16,097 RSUs originally granted to Ms. Crain in February 2021 in respect of 2020 performance and 2,877 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2026 and (v) 8,246 long term incentive RSUs originally granted to Ms. Crain in February 2021 in respect of 2020 performance and 1,474 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2022, which vest in equal installments on February 23 of each of 2024 through 2026 and (vi) 25,850 Restricted LP Units originally granted to Ms. Crain in February 2022 in respect of 2021

Executive Compensation

performance with respect thereto that were held by her as of December 31, 2022, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027.

(8)

Consists of (i) 3,216 RSUs originally granted to Mr. Simon in February 2018 in respect of 2017 performance and 1,839 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest 100% on February 23, 2023, and (ii) 7,060 RSUs originally granted to Mr. Simon in February 2019 in respect of 2018 performance and 3,063 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2024 and (iii) 15,546 RSUs originally granted to Mr. Simon in February 2020 in respect of 2019 performance and 4,885 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2025 and (iv) 13,488 RSUs originally granted to Mr. Simon in February 2021 in respect of 2020 performance and 2,411 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2026 and (v) 16,808 Restricted LP Units originally granted to Mr. Simon in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027.

*Note that any equity awards with a vesting date that falls on a weekend day may vest on the preceding business day or the next business day as determined by the Compensation Committee as administrator of the Omnibus Plan.

Alternative Presentation of Outstanding Equity Awards at 2022 Fiscal Year-End

This table is an alternative to the SEC required Outstanding Equity Awards at 2022 Fiscal Year-End table presented above. This alternative tabular presentation includes, in addition to stock awards that have not yet vested, Deferred LP Units that are fully vested at grant and are subject to a prohibition on transfer and non-compete restrictions, which if violated, result in the forfeiture of the portion of the award not yet delivered.

	Stock Awards(1)

Name	Number of shares or units of stock that have not vested plus LP Units that are subject to contractual restrictions(2) (#)	Market value of shares or units of stock that have not vested plus LP Units that are subject to contractual restrictions(3) ($)

Kenneth Moelis	805,473(4)	30,906,003

Navid Mahmoodzadegan	610,407(5)	23,421,327

Jeffrey Raich	307,948(6)	11,815,981

Elizabeth Crain	107,561(7)	4,127,124

Joseph Simon	73,998(8)	2,839,297

(1)	Stock awards were made in the form of Restricted and Deferred LP Units and RSUs. The terms and conditions of these awards are described in the section entitled “—Moelis Annual Equity Awards.”

(2)	All Restricted LP Units or RSUs are subject to accelerated vesting upon the officer’s death or disability.

(3)	Fair market value is equal to the applicable number of LP Units and RSUs multiplied by the $38.37 closing price per share of our Class A common stock on the NYSE on December 30, 2022.

(4)

Consists of (i) 15,792 RSUs originally granted to Mr. Moelis in February 2018 in respect of 2017 performance and 9,030 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest 100% on February 23, 2023, and (ii) 3,806 RSUs originally granted to Mr. Moelis in February 2018 in recognition of significant contributions to franchise development with a focus on those contributions not fully realized in 2017 revenues and 2,176 additional dividend equivalent RSUs with respect thereto that were held by him as of December 31, 2022, which

Executive Compensation

vest 100% on February 23, 2023 and (iii) 40,864 RSUs originally granted to Mr. Moelis in February 2019 in respect of 2018 performance and 17,728 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2024 and (iv) 122,523 RSUs originally granted to Mr. Moelis in February 2020 in respect of 2019 performance and 38,504 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2025 and (v) 161,266 Restricted LP Units originally granted to Mr. Moelis in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2022, which vest 40% on February 23 of 2023 and 20% on February 23 of each of 2024 through 2026 and (vi) 251,159 Restricted LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027 and (vii) 113,646 Three Year Deferred LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which are vested at grant and restricted for 3 years and (viii) 28,979 LTI Restricted LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23, 2025, February 23, 2026 and February 23, 2027.

(5)

Consists of (i) 15,792 RSUs originally granted to Mr. Mahmoodzadegan in February 2018 in respect of 2017 performance and 9,030 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest 100% on February 23, 2023, and (ii) 47,070 RSUs originally granted to Mr. Mahmoodzadegan in February 2019 in respect of 2018 performance and 20,421 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2024 and (iii) 118,695 RSUs originally granted to Mr. Mahmoodzadegan in February 2020 in respect of 2019 performance and 37,301 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2025 and (iv) 152,103 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2022, which vest 40% on February 23 of 2023 and 20% on February 23 of each of 2024 through 2026 and (v) 141,808 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027 and (vi) 68,188 Three Year Deferred Units originally granted to Mr. Mahmoodzadegan in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which are vested at grant and restricted for 3 years.

(6)

Consists of (i) 15,792 RSUs originally granted to Mr. Raich in February 2018 in respect of 2017 performance and 9,030 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest 100% on February 23, 2023, and (ii) 23,107 RSUs originally granted to Mr. Raich in February 2019 in respect of 2018 performance and 10,025 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2024 and (iii) 39,054 RSUs originally granted to Mr. Raich in February 2020 in respect of 2019 performance and 12,273 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2025 and (iv) 82,465 Restricted LP Units originally granted to Mr. Raich in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2022, which vest 40% on February 23 of 2023 and 20% on February 23 of each of 2024 through 2026 and (v) Restricted 82,109 LP Units originally granted to Mr. Raich in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027 and (vi) 34,094 Three Year Deferred LP Units originally granted to Mr. Raich in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which are vested at grant and restricted for 3 years.

Executive Compensation

(7)

Consists of (i) 3,805 RSUs originally granted to Ms. Crain in February 2018 in respect of 2017 performance and 2,176 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2022, which vest 100% on February 23, 2023, and (ii) 8,045 RSUs originally granted to Ms. Crain in February 2019 in respect of 2018 performance and 3,490 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2024 and (iii) 21,825 RSUs originally granted to Ms. Crain in February 2020 in respect of 2019 performance and 6,859 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2025 and (iv) 16,097 RSUs originally granted to Ms. Crain in February 2021 in respect of 2020 performance and 2,877 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2026 and (v) 8,246 long term incentive RSUs originally granted to Ms. Crain in February 2021 in respect of 2020 performance and 1,474 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2022, which vest in equal installments on February 23 of each of 2024 through 2026 and (vi) 25,850 Restricted LP Units originally granted to Ms. Crain in February 2022 in respect of 2021 performance with respect thereto that were held by her as of December 31, 2022, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027 and (vii) 6,818 Three Year Deferred LP Units originally granted to Ms. Crain in February 2022 in respect of 2021 performance with respect thereto that were held by her as of December 31, 2022, which are vested at grant and restricted for 3 years.

(8)

Consists of (i) 3,216 RSUs originally granted to Mr. Simon in February 2018 in respect of 2017 performance and 1,839 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest 100% on February 23, 2023, and (ii) 7,060 RSUs originally granted to Mr. Simon in February 2019 in respect of 2018 performance and 3,063 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2024 and (iii) 15,546 RSUs originally granted to Mr. Simon in February 2020 in respect of 2019 performance and 4,885 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2025 and (iv) 13,488 RSUs originally granted to Mr. Simon in February 2021 in respect of 2020 performance and 2,411 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2022, which vest in equal installments on February 23 of each of 2023 through 2026 and (v) 16,808 Restricted LP Units originally granted to Mr. Simon in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027 and (vi) 5,682 Three Year Deferred LP Units originally granted to Mr. Simon in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which are vested at grant and restricted for 3 years.

*Note that any equity awards with a vesting date that falls on a weekend day may vest on the preceding business day or the next business day as determined by the Compensation Committee as administrator of the Omnibus Plan.

Executive Compensation

Stock Vested in 2022

The following table summarizes stock vested in fiscal year 2022 for our named executive officers.

	Stock Awards

Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Kenneth Moelis	85,932	4,049,098

Navid Mahmoodzadegan	133,798	6,304,578

Jeffrey Raich	84,411	3,977,468

Elizabeth Crain	29,404	1,385,511

Joseph Simon	24,120	1,136,512

Nonqualified Deferred Compensation for 2022

There were no deferred cash awards granted to any named executive officer for 2022 performance.

Potential Payments upon Termination of Employment or Change in Control

Other than with respect to the potential continued or accelerated vesting of outstanding equity awards that each of our named executive officers may be entitled to in connection with termination without cause, retirement, disability, death or change in control, our named executive officers are not entitled to any additional payments or benefits following a change in control or upon termination of employment, and are only entitled to payments and benefits that are available generally on a non-discriminatory basis to all salaried employees, such as continuation of health care benefits through the end of the month of the termination of employment and retirement benefits.

The following table describes the potential incremental payments and benefits to which our NEOs would be entitled upon retirement, disability, death or a change in control. All calculations in this table are based on an assumed termination date of December 31, 2022.

Named Executive Officer	Value of Shares of Common Stock – Termination Without Cause (Continuation of Vesting)(1) ($)	Value of Shares of Common Stock – Retirement (Continuation of Vesting)(1) ($)	Value of Shares of Common Stock – Disability (Continuation of Vesting)(1) ($)	Value of Shares of Common Stock – Death (Acceleration)(2) ($)	Value of Common Stock – Change in Control Event (Acceleration)(2) ($)

Kenneth Moelis	30,906,002(4)	21,137,754(3)	30,906,002(4)	30,906,002(4)	30,906,002(4)

Navid Mahmoodzadegan(5)	23,421,326	23,421,326	23,421,326	23,421,326	23,421,326

Jeffrey Raich(6)	11,815,980	11,815,980	11,815,980	11,815,980	11,815,980

Elizabeth Crain	4,127,123(7)	3,754,177(8)	4,127,123(7)	4,127,123(7)	4,127,123(7)

Joseph Simon(9)	2,839,297	2,839,297	2,839,297	2,839,297	2,839,297

(1)

Upon termination without Cause, retirement or disability, equity awards will be delivered pursuant to the applicable vesting schedule. Cause is defined in our 2014 Omnibus Incentive Plan. Unvested equity that

Executive Compensation

continues to vest in the event of a Termination without Cause is subject to forfeiture in the event the named executive officer participates in Detrimental Activities (as defined in the Statement of Terms and Conditions of the 2014 Incentive Restricted Stock Unit Award for Managing Directors).

(2)

Upon (i) death or (ii) (x) a Change in Control (as defined in our 2014 Omnibus Incentive Plan) and (y) an NEO’s employment or service is terminated without Cause by the Company or by the NEO for Good Reason on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control (“Change in Control Event”), vesting and delivery will accelerate to the date of death or upon a Change in Control Event.

(3)

Amount represents the value of 550,892.73 of unvested RSUs and LP Units. For purpose of this table, the value of the equity award was determined based on the closing price of our Class A common stock on December 31, 2022 ($38.37). The remaining 254,580.37 unvested RSUs are not eligible for the retirement policy.

(4)

Amount represents the value of 805,473.10 of unvested RSUs and LP Units. For purpose of this table, the value of the equity award was determined based on the closing price of our Class A common stock on December 31, 2023 ($38.37).

(5)

Amount represents the value of 610,407.42 of unvested RSUs and LP Units. For purpose of this table, the value of the equity award was determined based on the closing price of our Class A common stock on December 31, 2022 ($38.37).

(6)

Amount represents the value of 307,948.42 of unvested RSUs and LP Units. For purpose of this table, the value of the equity award was determined based on the closing price of our Class A common stock on December 31, 2022 ($38.37).

(7)	Amount represents the value of 107,561.22 unvested RSUs based on the closing price of our Class A common stock on December 31, 2022 ($38.37).

(8)

Amount represents the value of 97,841.47 unvested RSUs based on the closing price of our Class A common stock on December 31, 2022 ($38.37). The remaining 9,719.75 unvested RSUs are not eligible for the retirement policy.

(9)	Amount represents the value of 73,997.84 unvested RSUs based on the closing price of our Class A common stock on December 31, 2022 ($38.37).

Other Compensation Arrangements

Retirement Arrangements

We have a 401(k) savings plan for eligible employees, including our named executive officers, and may, in our sole discretion, provide annual matching contributions to 401(k) plan participants. We do not have a defined benefit pension plan.

Employee Benefits

Eligible employees, including our named executive officers, participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance. Our named executive officers participate in these programs on the same basis as eligible employees generally.

Executive Compensation

Assessment of Risk of Our Compensation Program

Our compensation program is designed to discourage excessive risk taking. The base salary component of compensation does not encourage risk taking because it is a fixed amount and a relatively small percentage of total compensation. Bonuses for our employees are based on an assessment of a variety of quantitative and qualitative factors, including appropriate risk management. A substantial portion of bonuses for our managing directors, including our named executive officers, are paid in equity to align their interests with shareholders and the long-term objectives and success of the Firm.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, presented below is the total compensation of our median employee, the annual total compensation of our CEO, and the ratio of those two values:

•	The 2022 annual total compensation of our median employee (other than our CEO), calculated in accordance with Item 402(c) of Regulation S-K, was $270,250;

•

The 2022 annual total compensation of our CEO, Mr. Moelis, calculated in accordance with Item 402(c) of Regulation S-K and as reported in the Summary Compensation Table in this Proxy Statement, was $19,223,262; and

•	For 2022, the ratio of the annual total compensation of Mr. Moelis to the annual total compensation of our median employee was 71.1 to 1.

This reflects analysis of our global workforce of 1,097 employees as of December 31, 2022. We did not include independent contractors in our determination.

We have determined to use the same median employee as we identified for purposes of this disclosure in the immediately preceding year. We determined that it was appropriate to use the same median employee because there have been no changes in our employee population or employee compensation arrangements that would significantly impact our pay ratio determinations.

For purpose of this disclosure, we determined the median employee’s annual total compensation for 2022 in accordance with the requirements of Item 402(c) of Regulation S-K consistent with the calculation of the 2021 annual total compensation of our CEO as reported in the Summary Compensation Table in this Proxy Statement.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. The information disclosed in this section was developed and is provided solely to comply with specific, legal requirements. We do not use this information in managing our Company.

Executive Compensation

Pay Versus Performance Table
The following disclosures provide information on the compensation of our
CEO
and other NEO’s, each as calculated in accordance with SEC rules, and in comparison to certain metrics of the Company and our peer group.
The calculation of “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid to
non-CEO
NEOs” is not reflective of how the Compensation Committee assesses executive officer compensation. Equity-based awards included in the below presentation are based on the grant date instead of the associated performance year. In addition, the values of equity awards may not reflect actual economic benefit that will be received due to uncertain market value and vesting schedules, among
other factors.
2022 Pay Versus Performance Table

Year (1)	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO (2) ($)	Average Summary Compensation Table Total for non-CEO NEOs ($)	Average Compensation Actually Paid to non-CEO NEOs (2) ($)	Value of Initial Fixed $100 Investment Based On		Net Income (in thousands) ($)	Adjusted Revenue (in thousands) ($)
					Company TSR ($)	Peer Group TSR (3) ($)

2022	19,223,262	14,602,204	6,854,413	2,568,832	157	147	168,682	970,195

2021	14,358,959	19,710,100	9,707,758	13,983,103	243	172	422,978	1,557,997

2020	9,874,166	13,813,668	5,526,044	8,889,950	163	134	218,438	943,276

(1)	For fiscal years 2022, 2021, and 2020, the CEO was Kenneth Moelis and the non-CEO NEOs were Navid Mahmoodzadegan, Jeffrey Raich, Elizabeth Crain, and Joseph Simon.

(2)
Amounts in this column are calculated in accordance with Item 402(v) of Regulation
S-K.
The following table details the adjustments prescribed by Item 402(v) to the “Summary Compensation Table” totals to determine the “Compensation Actually Paid” amounts. For the avoidance of doubt, no equity awards were cancelled due to a failure to meet vesting conditions during the years identified. All amounts presented below for
“Non-CEO
NEOs” are averages of the
non-CEO
NEO group.

Year	Executive(s)	Summary Compensation Table Total ($)	Deduct: Stock Awards ($)	Add: Year- end Value of Unvested Equity Awards Granted During Year (i)(ii) ($)	Increase/ (Decrease) in Value of Unvested Equity Awards Granted in Prior Years (i)(ii) ($)	Increase/ (Decrease) in Value of Equity Awards Granted and Vested During Year (i)(ii) ($)	Increase/ (Decrease) in Value of Equity Awards Granted in Prior Years Which Vested During Year (i)(ii) ($)	Add: Dividends (i)(ii) ($)	Total (Compensation Actually Paid) ($)

2022	CEO	19,223,262	(18,784,112)	1,111,924	(5,165,548)	18,189,177	(487,848)	515,349	14,602,204
	Non-CEO NEOs	6,854,413	(4,539,002)	2,147,924	(3,518,164)	1,962,490	(795,375)	456,546	2,568,832

2021	CEO	14,358,959	(8,829,314)	—	3,485,833	8,829,314	232,530	1,632,778	19,710,100
	Non-CEO NEOs	9,707,758	(3,829,680)	3,794,576	1,963,021	506,164	507,804	1,333,461	13,983,103

2020	CEO	9,874,166	(4,648,523)	5,729,175	1,525,787	—	121,486	1,211,577	13,813,668
	Non-CEO NEOs	5,526,044	(3,084,494)	3,073,476	1,544,305	511,268	377,926	941,425	8,889,950

(i)	For purposes of calculating amounts disclosed in this column, vesting schedules for qualifying equity under the Company’s retirement policy were determined in accordance with FASB ASC Topic 718.

(ii)	Our CEO and non-CEO NEOs receive a substantial portion of their annual variable incentive compensation in equity, which may consist of restricted stock units, deferred LP

Executive Compensation

units, restricted LP units, and/or performance units. Each form of equity has its own set of sale on delivery restrictions and vesting conditions, which may result in fluctuations across the components of Compensation Actually Paid for the years identified. See “Executive Compensation-Moelis Annual Equity Awards” for further details

(3)
The peer group TSR for the identified years consists of other publicly traded independent investment banks with global coverage capabilities across all major industries. The peer group TSR is weighted by market capitalization and includes: Evercore Partners Inc., Greenhill & Co., Houlihan Lokey, Inc., Lazard Ltd, and PJT Partners, Inc. Perella Weinberg Partners (“Perella”) became a publicly listed company in June 2021 and does not have a public cumulative total shareholder return over the entirety of the measurement period represented in this table. Accordingly,
Perella
was excluded from the calculation and presentation of three-year total shareholder returns in this section.

List of Performance Measures
The following table lists the performance measures that we believe represent the most important performance measures used to link compensation actually paid to our CEO and non-CEO
NEOs for fiscal year 2022 to our
performance:

Performance Measures

Adjusted Revenues

Adjusted Net Income

Operating Margin

TSR

Executive Compensation

Relationship Between “Compensation Actually Paid” and Performance Measures
As shown in the charts below, Compensation Actually Paid to the CEO and the Average Compensation Actually Paid to the
non-CEO
NEOs in fiscal 2022, 2021 and 2020 fluctuates with each of the designated metrics in line with the Company’s compensation philosophy and objectives. A significant amount of compensation is granted in the form of equity-based awards. Accordingly, changes in TSR impact “Compensation Actually Paid.”

Compensation Committee Report

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement issued in connection with our Annual Meeting and in our Form 10-K.

Compensation Committee

Laila Worrell (Chair)

John A. Allison IV

Kenneth L. Shropshire

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

Proposal 2: Advisory Vote on Executive Compensation

Proposal 2: Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), we are including in the Proxy Statement a separate resolution to approve, in a non-binding, stockholder advisory vote, the compensation paid to our named executive officers as disclosed herein.

While the results of the vote are non-binding and advisory in nature, we intend to consider the results of this vote in making future compensation decisions.

The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

In considering their vote, stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this Proxy Statement.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Stock Ownership of Certain Beneficial Owners and Management

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock held by (i) each of our directors, (ii) each of our named executive officers, (iii) our directors and executive officers as a group and (iv) each person known to us to beneficially own more than 5% of our Class A common stock and Class B common stock. For our directors and officers, the information is as of April 12, 2023. For other stockholders who own more than 5% of our Class A common stock, the information is as of the most recent Schedule 13G filed by each such stockholder with the SEC.

The number of shares and percentage of beneficial ownership set forth below is based upon 66,565,955 shares of Class A common stock and 4,489,778 shares of Class B common stock outstanding on the Record Date.

Beneficial ownership is determined in accordance with the rules of the SEC.

	Number of Shares of Class A Common Stock	Percent of Class A Common Stock	Number of Shares of Class B Common Stock	Percent of Combined Voting Power

Directors and Named Executive Officers(1)

Kenneth Moelis	98,371(2)	0.1%	4,489,778	40.4%

Navid Mahmoodzadegan	99,860	0.2%	0	0.1%

Jeffrey Raich	44,710	0.1%	0	0.0%

Eric Cantor	169,885	0.3%	0	0.2%

Elizabeth Crain	11,176	0.0%	0	0.0%

Joseph Simon	10,720	0.0%	0	0.0%

Osamu Watanabe	131	0.0%	0	0.0%

John A. Allison IV	17,044	0.0%	0	0.0%

Kenneth L. Shropshire	6,936	0.0%	0	0.0%

Laila Worrell	0	0.0%	0	0.0%

All executive officers and directors as a group (10 persons)	458,833(4)	0.7%	4,489,778(3)	40.7%

Holders of 5% or more of Class A Common Stock

Kayne Anderson Rudnick Investment Management, LLC(5)	6,738,346	10.12%	—	6.0%

The Vanguard Group(6)	6,513,842	9.79%	—	5.8%

BlackRock, Inc.(7)	5,581,368	8.38%	—	5.0%

Wasatch Advisors L.P.(8)	3,922,047	5.89%	—	3.5%

London Company of Virginia(9)	3,602,196	5.41%	—	3.2%

*	Less than 1%

(1)	The address of each of our directors and executive officers is c/o Moelis & Company, 399 Park Avenue, 4th Floor, New York, NY 10022.

Stock Ownership of Certain Beneficial Owners and Management

(2)

The number excludes 4,076,314 shares of Class A common stock issuable in exchange for Class A partnership units of Group LP, held by Partner Holdings on behalf of The Moelis Family Trust, of which Mr. Moelis is a beneficiary. Mr. Moelis shares voting and dispositive power over the assets of The Moelis Family Trust with Mrs. Julie Moelis. Mr. Moelis has a pecuniary interest in the Group LP Class A partnership units held by Partner Holdings on behalf of The Moelis Family Trust. These shares of Class A common stock represent approximately 5.6% of the shares of Class A common stock that would be outstanding as of April 12, 2023 if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of the Company’s Class B common stock were converted at that time.

(3)

Shares of Class B common stock are held by Partner Holdings. This number correlates to the aggregate number of vested and unvested Group LP Class A partnership units held by Partner Holdings. Partner Holdings is controlled by Mr. Moelis. Each share of Class B common stock has ten votes and is convertible into 0.00055 shares of Class A common stock.

(4)

This number excludes 4,104,857 shares of Class A common stock issuable in exchange for Group LP Class A partnership units held by Partner Holdings on behalf of our executive officers and directors. These shares of Class A common stock represent approximately 5.6% of the shares of Class A common stock that would be outstanding if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of Class B common stock were converted.

(5)

Based on the Schedule 13G filed with the SEC on February 14, 2023 by Kayne Anderson Rudnick Investment Management, LLC on behalf of itself. The address of the filer is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.

(6)

Based on the Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group on behalf of itself and certain wholly-owned subsidiaries named in the Schedule 13G. The address of the filer is 100 Vanguard Boulevard, Malvern, PA 19355.

(7)

Based on the Schedule 13G filed with the SEC on January 25, 2023 by BlackRock, Inc. on behalf of itself and certain wholly-owned subsidiaries named in the Schedule 13G. The address of the filer is 55 East 52nd Street, New York, NY 10055.

(8)	Based on the Schedule 13G filed with the SEC on February 8, 2023 by Wasatch Advisors L.P., on behalf of itself. The address of the filer is 1505 Wakara Way, Salt Lake City, UT 84108.

(9)	Based on the Schedule 13G filed with the SEC on February 14, 2023 by London Company of Virginia, on behalf of itself. The address of the filer is 1800 Bayberry Court, Suite 301, Richmond, VA 23226.

Delinquent section 16(A) reports

Delinquent section 16(A) reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock, to file reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. We assist our directors and officers with their Section 16(a) filings. Based solely on a review of reports filed with the SEC and written representations from directors and executive officers, we believe that all required reports under Section 16(a) were timely filed during 2022.

Certain Relationships and Related Person Transactions

Certain Relationships and Related Person Transactions

In addition to the director and executive officer compensation arrangements discussed above in the section entitled “Executive Compensation,” this section describes transactions, or series of related transactions, to which we were a party or will be a party required to be disclosed under Item 404 of Regulation S-K, in which:

•	the amount involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial owners of more than 5% of any class of our capital stock (each a “5% Holder”), or any members of the immediate family of and any entity affiliated with any such person, had or will have a direct or indirect material interest.

Transactions with Our Directors, Executive Officers and 5% Holders

Agreements with Kenneth Moelis

On August 30, 2014, Moelis & Company Manager LLC (the “Manager”) acquired a new aircraft with funds received solely from its managing member (Mr. Moelis). The aircraft is used and operated by the Company pursuant to an Aircraft Dry Lease entered into on July 12, 2019, which replaces the initial Aircraft Dry Lease entered into on September 23, 2014 between Manager, Mr. Moelis and the Company (the “2014 Lease”). The parties to the 2014 Lease determined to enter into the new Aircraft Dry Lease in anticipation of the expiration of the 2014 Lease on December 31, 2019 (the “2019 Lease”). We and Mr. Moelis are lessees under the 2019 Lease. The lessees will pay the lessor monthly rent for the aircraft based on their respective usage. For the year ended December 31, 2022, the Company incurred $1,295,255 in aircraft lease costs to be paid to Manager. The lessees will generally assume all costs related to the maintenance and operation of the aircraft during the term of the lease. The lessees will bear the risk of loss, theft, confiscation, damage to or destruction to the aircraft. The lessees will also indemnify the lessor and its successors and assigns against any losses in connection with the aircraft, subject to certain limitations. The lease terminated on December 31, 2022, but was extended for one year by the lessees pursuant to the terms of the 2019 Lease. The 2019 Lease provides for one additional one year extension to December 31, 2024 at the option of the lessees. We also entered into a new Cost Sharing and Operating Agreement on July 12, 2019 with Mr. Moelis to replace the existing Cost Sharing and Operating Agreement. The new agreement provides that each lessee will have exclusive use of the aircraft during the times scheduled by such lessee. The lease payments and fixed operating costs (including, without limitation, insurance premiums, storage and scheduled maintenance) related to the aircraft will be allocated among the lessees based upon their respective use of the aircraft. Each lessee will be responsible for the direct operating costs (including, without limitation, fuel and service charges) for its use of the aircraft and will indemnify the other lessees for any losses arising from such use.

Moelis & Company granted a license to Mr. Moelis’ progeny, under which they have the right to use trademarks incorporating the term “Moelis” for certain purposes, including in connection with financial services activities.

Rights of Partner Holdings and Stockholders Agreement

We are party to the Stockholders Agreement with Partner Holdings, pursuant to which, for so long as the Class B Condition is satisfied, Partner Holdings has approval rights over the following transactions:

•	any incurrence of indebtedness (other than inter-company indebtedness) in excess of $20 million;

•	any issuance by us of equity or equity-related securities (other than preferred stock) that would represent, after such issuance or upon conversion, exchange or exercise, as the case may be, at least

Certain Relationships and Related Person Transactions

three percent (3%) of the total voting power of our outstanding shares of Class A common stock (except in certain circumstances);

•	the issuance by us of preferred stock;

•	any debt or equity investment by us (including any commitment to invest) in an amount greater than $20 million;

•	any entry by us into a new line of business that requires a principal investment in excess of $20 million;

•	the adoption of stockholder rights plans;

•	the appointment or termination of Section 16 officers;

•	any amendments to Moelis & Company’s amended and restated certificate of incorporation or by-laws;

•	any amendments to Group LP’s amended and restated limited partnership agreement;

•	renaming Moelis & Company;

•	the adoption of annual budgets and business plans;

•	distributions to stockholders (except in certain circumstances);

•

entry into any merger, consolidation, recapitalization, liquidation or sale of Moelis & Company or all or substantially all of its assets or certain similar transactions involving Moelis & Company or entering into any agreement providing therefor (except in certain circumstances);

•

voluntarily initiating any liquidation, dissolution or winding up of Moelis & Company or permitting the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to Moelis & Company or any of its subsidiaries or controlled affiliates;

•	the entry into or amendment of certain material contracts;

•	the entry into related party transactions;

•	the initiation or settlement of material legal actions; and

•	changes to our taxable or fiscal year.

The effect of the agreement is that Partner Holdings may maintain control over our significant corporate transactions even if it holds less than a majority of the combined total voting power of our shares of Class A and Class B common stock.

The Stockholders Agreement provides that our Board of Directors will nominate individuals designated by Partner Holdings equal to a majority of the Board of Directors, and to take all actions necessary to cause such directors to continue in office, for so long as the Class B Condition is satisfied and, thereafter, one quarter of the candidates for so long as the Secondary Class B condition is satisfied. Partner Holdings is an entity controlled by our Chair and Chief Executive Officer, Kenneth Moelis, and the designees of Partner Holdings nominated by the Board of Directors for election at the Annual Meeting are currently Kenneth Moelis and Eric Cantor. Although the Class B Condition is satisfied, Partner Holdings has notified the Company that Partners Holdings will not designate any additional nominee to our Board of Directors this year. This is because the Company, which is no longer a “controlled company” under NYSE rules, is required to satisfy NYSE independence requirements, including the requirement to have independent directors constitute a majority of our Board of Directors.

In addition, in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any director who is designated by Holdings in accordance with the stockholders agreement, the Company agrees to take at any time and from time to time all actions necessary to cause the vacancy created thereby to be filled as promptly as practicable by a designee of Holdings, including without limitation, in the event of a resignation of a Holdings’ designee as a result of a failure to obtain a majority vote.

Certain Relationships and Related Person Transactions

The “Class B Condition” is defined as Mr. Moelis satisfying all of the following conditions:

i)

he maintains directly or indirectly ownership of an aggregate of at least 4,458,445 shares of Class A common stock of Moelis & Company and Equivalent Class A Shares (as defined below), subject to customary adjustments, which represent approximately one-third of his ownership immediately following our initial public offering;

ii)

he maintains directly or indirectly beneficial ownership (as defined below) of at least five percent (5%) of the Class A common stock of Moelis & Company (calculated, without duplication, on the basis that all issued and outstanding Group LP Class A partnership units not held by Moelis & Company or its subsidiaries had been exchanged for shares of Class A common stock of Moelis & Company);

iii)	he has not been convicted of a criminal violation of a material U.S. federal or state securities law that constitutes a felony or a felony involving moral turpitude;

iv)	he is not deceased; and

v)

his employment agreement has not been terminated in accordance with its terms because of a breach of his covenant to devote his primary business time and effort to the business and affairs of the Company and its subsidiaries or because he suffered an “incapacity” (i.e., order of incompetence or of insanity or permanent physical incapacity).

“Equivalent Class A Shares” means, on any date, the number of shares of Class A common stock represented by any shares, units, interests, options, warrants, evidence of indebtedness, stock awards or other securities or awards which by their terms are directly or indirectly convertible into, exchangeable for, exercisable for or pursuant to which the holder is entitled to receive shares of Class A common stock, whether immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of shares of Class A common stock.

“Beneficial ownership” has the same meaning given to it in Section 13(d) under the Exchange Act and the rules thereunder, except that a person will be deemed to have “beneficial ownership” of all securities that person has the right to acquire, whether the right is exercisable immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of such securities.

After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, Partner Holdings will have certain approval rights over the following transactions:

i)	the appointment or termination of the Chief Executive Officer;

ii)	any amendments to Moelis & Company’s amended and restated certificate of incorporation or by-laws that materially and adversely affect in a disproportionate manner the rights of Mr. Moelis; and

iii)	any amendments to Group LP’s amended and restated limited partnership agreement that materially and adversely affect in a disproportionate manner the rights of Mr. Moelis.

iv)

After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, our Board of Directors will nominate individuals designated by Partner Holdings equal to one quarter of the Board of Directors.

v)	For so long as either the Class B Condition or the Secondary Class B Condition is satisfied, Partner Holdings will retain the right to remove any director previously designated by it.

vi)	The “Secondary Class B Condition” is defined as Mr. Moelis satisfying all of the following conditions:

Certain Relationships and Related Person Transactions

vii)

he maintains directly or indirectly ownership of an aggregate of at least 2,229,222 shares of Class A common stock of Moelis & Company and Equivalent Class A Shares, subject to customary adjustments, which represent approximately one-sixth of his ownership immediately following our initial public offering; and

viii)	conditions (ii)-(v) required under the Class B Condition.

Employment Agreement with Kenneth Moelis

We entered into an employment agreement with Mr. Moelis in April 2014, pursuant to which he serves as our Chair and Chief Executive Officer. The employment agreement provides that Mr. Moelis receives an annual base salary of $400,000, is eligible to receive an annual discretionary performance bonus and is eligible to participate in our employee benefit plans and arrangements as in effect from time to time. Either party is permitted to terminate the agreement at any time with or without cause.

The employment agreement provides that upon a voluntary termination of Mr. Moelis’ employment other than for good reason, he will not compete with us for 90 days following the date of such termination. In addition, the agreement provides that Mr. Moelis will not solicit our employees, independent contractors, consultants, service providers or suppliers for one year following termination of his employment for any reason. The agreement also includes restrictions relating to confidentiality, intellectual property and non-disparagement.

Employment Agreements with Navid Mahmoodzadegan and Jeffrey Raich

We entered into substantially similar employment agreements with Messrs. Mahmoodzadegan and Raich in April 2014. The employment agreements provide that Messrs. Mahmoodzadegan and Raich each receive an annual base salary of $400,000, are eligible to receive an annual discretionary performance bonus and are eligible to participate in our employee benefit plans and arrangements as in effect from time to time. In addition, the employment agreements provide that during their employment, Messrs. Mahmoodzadegan and Raich have the right to be a member of Group LP’s most senior decision and policy-making committee (currently, the Group Management Committee). Messrs. Mahmoodzadegan and Raich are permitted to terminate their agreements at any time with or without cause; however, we may terminate the employment of Messrs. Mahmoodzadegan or Raich only for cause (as defined in the employment agreements).

The employment agreements provide that Messrs. Mahmoodzadegan and Raich will not solicit our employees, independent contractors, consultants, service providers or suppliers for six months following termination of his employment. The agreements also include restrictions relating to confidentiality, intellectual property and non-disparagement.

Employment Agreement with Eric Cantor

We entered into an employment agreement with Mr. Cantor pursuant to which he serves as the Vice Chairman of Group LP and a Managing Director. The employment agreement provides that Mr. Cantor receives an annual base salary of $400,000, is eligible to receive an annual discretionary performance bonus and is eligible to participate in our employee benefit plans and arrangements as in effect from time to time.

The employment agreement provides that upon a voluntary termination of Mr. Cantor’s employment other than for good reason, he will not compete with us for 90 days following the date of such termination. In addition, the employment agreement provides that Mr. Cantor will not solicit Group LP’s employees, independent contractors, consultants, service providers or suppliers for one year following termination of his employment for any reason (except for certain employees who joined in connection with Mr. Cantor). The agreement also includes restrictions relating to confidentiality, intellectual property and non-disparagement.

For calendar year 2015, in addition to other compensation and pursuant to the employment agreement, we paid to Mr. Cantor $400,000 in incentive RSUs, payable in equal quarterly installments (the “Quarterly

Certain Relationships and Related Person Transactions

RSUs”). For fiscal years 2016 through 2019, Mr. Cantor was granted annually $400,000 in Quarterly RSUs as part of his annual discretionary incentive compensation. The Quarterly RSUs generally have the same vesting schedule as incentive RSUs granted to other Managing Directors. The remaining unvested Quarterly RSUs will be forfeited if we terminate Mr. Cantor’s employment for cause or if Mr. Cantor terminates his employment other than (i) for good reason or (ii) after the second anniversary of the grant date, to take a full-time elected or appointed position in federal government, state government, or a national political party.

Transactions with Moelis Asset Management LP

Prior to our initial public offering, our business was owned by Old Holdings, an entity controlled by Kenneth Moelis, our Chair and Chief Executive Officer. In connection with our initial public offering, a reorganization of the existing businesses of Old Holdings was effected, pursuant to which the advisory business was transferred to our subsidiary, Group LP. Old Holdings retained its asset management business, which includes managers of direct lending funds, hedge funds, private equity funds, collateralized loan obligation funds and certain other asset management businesses, and was renamed Moelis Asset Management LP.

Master Services Agreement

We are party to a master services agreement with MAM. Under the master services agreement, we provide certain administrative services to MAM. MAM pays us mutually agreed-upon fees for these services, which are based on our costs of providing the shared services. The charges for the shared services generally are intended to allow us to recover the costs directly associated with providing the services, plus out-of-pocket costs and expenses, generally without profit. Under the master services agreement, MAM is able to use our services for a fixed term established on a service-by-service basis, which may be extended by mutual written agreement. MAM may terminate any of the specified services for any reason with 90 days prior written notice to us. Generally, each party agreed to indemnify the other party and its respective directors, officers, employees and agents against losses resulting from the transitional services, except, in the case of indemnification by MAM and its subsidiaries, to the extent of our gross negligence or intentional misconduct, not to exceed the amount of fees paid to us. Under this agreement, we allocated approximately $221,000 in costs to MAM for fiscal year ended December 31, 2022.

Master Separation Agreement

We entered into a master separation agreement with MAM in connection with the reorganization. The agreement set forth, among other things, MAM’s principal transactions with us necessary to separate the advisory and asset management businesses of MAM. The agreement identified the assets that were transferred, the liabilities assumed and the contracts assigned to us as part of the reorganization, and provided for when and how these transfers, assumptions and assignments occurred. Information in this Proxy Statement with respect to the assets and liabilities of the parties is presented based on the allocation of such assets and liabilities pursuant to the reorganization, unless the context otherwise requires.

The agreement provides for cross-indemnities that generally place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical advisory business and operations, and generally places MAM and its subsidiaries the financial responsibility for liabilities associated with all of MAM’s current and historical asset management businesses and operations.

License Agreements

We have granted a license to MAM and certain affiliates, under which MAM and such affiliates have the right to use trademarks incorporating the term “Moelis” for certain purposes, including in connection with asset management activities. MAM is not be able to use the trademarks if it is engaged in investment banking advisory services, and cannot use the trademark “Moelis & Company” or any derivations of it. The license is non-exclusive, non-sublicensable (except under certain conditions) and royalty-free. The license agreement

Certain Relationships and Related Person Transactions

continues in perpetuity unless terminated in accordance with its terms. We may terminate the license if MAM becomes insolvent, makes an assignment of the trademark for the benefit of its creditors, takes actions that cause any government or creditors to condemn or expropriate its assets or materially breaches the license agreement and fails to cure such breach.

NexPhase Capital LLC

Moelis Capital Partners (“MCP”) is a middle market private equity business owned by MAM, which has two main funds (the “MCP Funds”). On January 1, 2016, the managing partners of MCP (the “Managing Partners”), together with other members of the MCP investment team, separated from MCP (the “NexPhase Separation”) to form a new private equity firm, NexPhase Capital LP (“NexPhase”). At the time of the NexPhase Separation, NexPhase entered into a subcontractor agreement with MCP to manage the MCP Funds in exchange for management fees payable to MCP by the MCP Funds. In consideration for the NexPhase Separation, NexPhase agreed to pay MAM a combination of MAM units, Group LP units and deferred cash, a payment calculated based on the percentage of the commitments made to the next two funds to be raised by NexPhase (“Fund III” and Fund IV” and collectively the “NexPhase Funds”) and 25% and 20%, respectively, of carried interest for each of Fund III and Fund IV. MAM and Mr. Moelis committed and funded an aggregate of 3.0%, or $15 million, of NexPhase Fund III and have committed to fund an aggregate of 1.5% of NexPhase Fund IV, subject to a maximum commitment of $12 million.

In connection with the NexPhase Separation, we agreed to (i) waive the forfeiture provisions of 3,274 Group LP units and 21,400 options (the “NexPhase Employee Equity”) held by NexPhase employees and (ii) apply the lock-up period that is applicable to current MAM employees to the NexPhase Employee Equity, in each case so long as such NexPhase employee is employed and in good standing with NexPhase and NexPhase remains the subcontractor to MCP. In addition, we agreed to waive the lock-up applicable to 86,456 Group LP units (the “Transferred Group LP Units”) that the Managing Partners transferred to MAM as consideration for the NexPhase Separation, permitted MAM to exchange such Transferred Group LP Units for our common stock and permitted the economic equivalent of certain tax benefits associated with such exchange to be provided to the Managing Partners.

We also entered into an engagement letter with NexPhase to provide NexPhase access to our investment bankers for investment ideas and opportunities, industry advice and due diligence assistance. NexPhase agreed to pay Moelis up to $500,000 per year commencing on January 1, 2016 through the final close of Fund III, at which point the retainer will be 0.2% of third party commitments made to Fund III and then, upon the final closing of Fund IV, 0.2% of third party commitments made to Fund IV through the end of the Fund IV investment period. The retainer is subject to a cap of $1.0 million per year and can be accrued without payment for up to five years. Certain portions of the accrued retainer can be offset through certain fees paid by NexPhase, the MCP Funds or their respective portfolio companies to Moelis on certain future advisory mandates. NexPhase retained us to act as a co-agent on the NexPhase Fund III capital raise.

Archean Capital Partners GP LLC

In 2016, MAM and Veritable LP (“Veritable”) formed a 50/50 joint venture, Archean Capital Partners GP LLC (“Archean”) to source, evaluate and invest seed capital in high quality, first-time private equity managers. In January 2017, Archean closed Archean Capital Partners I LP (“Archean I”) and, in March 2021, Archean closed Archean Capital Partners II LP (“Archean II”). Affiliates of Mr. Moelis collectively committed $10,000,000 to Archean I and $10,000,000 to Archean II.

In consideration for introductions made to MAM and Archean, MAM will pay to the Company 50% of the investment economics paid to MAM by Archean, which is comprised of (i) annual management fees and (ii) a revenue share from the private equity managers that receive capital from Archean, if any, net of certain expenses, subject to a cap based upon invested capital. Under this arrangement, the Company received $486,826 from MAM during 2022.

Certain Relationships and Related Person Transactions

In June 2022, the Company and MAM amended the terms and conditions of the economics shared from introductions and capital raisings for future Archean funds. In exchange for a service fee of $3,567,000 paid by MAM to the Company, the Company will not share any of MAM’s economics from future funds raised by Archean. Beginning in January 2025, the Company’s interest will shift from 50% of net profits to 50% of gross revenues from Archean I and Archean II.

Other Transactions

We may enter into engagement letters to provide investment banking services to MAM and its subsidiaries from time to time. For the year ended December 31, 2022, no revenues were earned for investment banking services pursuant to engagement letters with funds managed by subsidiaries of MAM and portfolio companies of such funds.

Transactions with Atlas Crest

We had an affiliation with the sponsors (collectively referred to herein as “Atlas Crest Sponsors”) of Atlas Crest Investment Corp. II (“Atlas Crest II”) and Atlas Crest Investment Corp. III (formerly Atlas Crest Investment Corp. V) (“Atlas Crest III”), each a special purpose acquisition company (each an “Atlas Crest Entity” and collectively, the “Atlas Crest Entities”), which were formed and capitalized in 2021.

Mr. Moelis was a founding member of the Atlas Crest Sponsors and served as Non-Executive Chairman of the Atlas Crest Entities. Mr. Moelis (or an affiliate of Mr. Moelis) was the managing member of each of the Atlas Crest Sponsors. The Company’s executive officers and management Directors invested an aggregate $2,627,000 in the sponsor of Atlas Crest II and an aggregate $1,548,000 in the sponsor of Atlas Crest III during 2021 and 2022.

During 2021 and 2022, the Company invested $762,902 in the sponsor of Atlas Crest II and $1,131,750 in the sponsor of Atlas Crest III.

During 2022, the remaining Atlas Crest Entities were wound up and the remainder of the Company’s investments were liquidated. The Company recognized $982,799 in realized losses in other income and expenses on the consolidated statement of operations related to the wind-ups.

In addition, we had an affiliation with the sponsor of Atlas Crest Investment Corp. (“Atlas Crest I”, also referred to as an Atlas Crest Entity and the sponsor of Atlas Crest I referred to as an Atlas Crest Sponsor). Atlas Crest I completed its initial business combination with Archer Aviation Inc. (“Archer”) on September 16, 2021 (the “AC I Initial Business Combination”) and a distribution of the Archer common stock and warrants held by the sponsor of Atlas Crest I following the AC I Initial Business Combination was completed.

Business Combination Marketing Agreements

On October 27, 2020, the Company and Atlas Crest I entered into a Business Combination Marketing Agreement to engage the Company to provide certain advisory services in connection with an initial business combination of Atlas Crest I, including, organizing meetings with stockholders, introductions to potential investors, assistance in obtaining stockholder approval for the business combination and assistance with press releases and public filings in connection with the business combination (the “Business Combination Marketing Agreement”) for a fee of 1.5% of the total amount of the initial public offering, or $6,250,000, payable to the Company upon consummation of an initial business combination. The Business Combination Marketing Agreement fee was paid to the Company upon consummation of the AC I Initial Business Combination, 50% of which was received in cash and the remaining 50% in common stock of Archer.

On February 3, 2021, the Company and Atlas Crest II entered into a Business Combination Marketing Agreement for a fee of 1.5% of the total amount of the initial public offering, or $4,312,500, payable upon consummation of an initial business combination.

Certain Relationships and Related Person Transactions

Advisory and Placement Agency Services

In connection with the initial business combination of Atlas Crest I and Archer, the Company was engaged by Atlas Crest I to provide financial advisory and placement agency services to Atlas Crest I pursuant to customary engagement letters. An aggregate of $24,000,000 of M&A advisory fees and placement agent fees was paid to the Company by Atlas Crest I upon consummation of AC I Initial Business Combination, 50% of which was received in cash and the remaining 50% in common stock of Archer.

Services Agreements

In October 2020, the Company began providing office space, secretarial, administrative and other corporate services for a fee of $10,000 a month to Atlas Crest I. In February 2021, the Company began providing these services to Atlas Crest II for a fee of $10,000 per month and an agreement from each of the entities and the associated sponsors to indemnify the Company for any losses arising out of the provisions of services, subject to certain exceptions and limitations. This arrangement continued until December 2022 when Atlas Crest II was liquidated.

In accordance with our related persons transaction policy, management presented the above transactions to our Audit Committee and our Audit Committee reviewed and approved the transactions.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant regardless of the amount involved and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board of Directors. No related person transaction will be executed without the approval or ratification of our Board of Directors or a duly authorized committee of our Board of Directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Proposal 3: Ratification of Independent Auditor

Proposal 3: Ratification of Independent Auditor

Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Although stockholder ratification of the appointment of Deloitte is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of Deloitte requires the vote of a majority of the voting power of the shares represented at the meeting and entitled to vote on such question, voting as a single class. If stockholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment. Even if stockholders ratify the appointment of Deloitte, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors recommends that you vote “FOR” the ratification of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Deloitte Fees

The following table presents aggregate fees billed to the Company for services rendered by Deloitte during the years ended December 31, 2022 and December 31, 2021.

	2022	2021

Audit fees(1)	$2,440,625	$2,213,878

Audit-related fees	—	—

Tax fees(2)	$1,748,389	$1,589,421

All other fees(3)	$4,126	$4,126

Total	$4,193,140	$3,807,425

(1)

Audit fees include fees for the audit of our consolidated financial statements, fees billed in the respective periods for professional consultations with respect to accounting issues, and issuance of consents required by statute or regulation and similar matters. Audit fees for the years presented include fees for the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

(2)	Tax fees include fees billed in the respective periods for tax compliance and consultations regarding the tax implications of certain transactions.

(3)	All other fees include subscriptions to Deloitte’s on-line accounting research tool.

Audit Committee Pre-Approval

Since our initial public offering, all services performed by Deloitte for the Company and its subsidiaries have been pre-approved by the Audit Committee. The Audit Committee has adopted a pre-approval policy, which requires that, before the independent auditor is engaged for any services, the Audit Committee must approve these services, including the fees and terms, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to completion of the audit. Services are reviewed taking into account the terms of the policy, and, for types of services not pre-approved in the policy, the rules of the SEC and the Public Company Accounting Oversight Board.

Audit Committee Report

Audit Committee Report

The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee is responsible primarily for assisting the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The committee assists in the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent auditors’ qualifications and independence, and the performance of the Company’s independent auditors and the Company’s internal audit function.

The Company’s management is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2022 with the Company’s management and Deloitte. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on such review and discussions, the Audit Committee recommended to the Company’s Board of Directors that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Audit Committee

Kenneth L. Shropshire (Chair)

John A. Allison IV

Laila Worrell

Additional Information

Additional Information

Procedures for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the 2024 Annual Meeting of Stockholders, pursuant to Exchange Act Rule 14a-8 must be delivered to the Secretary at our principal executive offices no later than December 27, 2023 in order to be included in the our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8 and our by-laws.

Under our by-laws, stockholder proposals submitted for consideration at any annual meeting of stockholders, but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days before the first anniversary of the prior annual meeting of stockholders. Accordingly, under our by-laws, stockholder proposals and nominations under our by-laws must be delivered no earlier than February 9, 2024 and no later than March 10, 2024.

To be timely for purposes of Rule 14a-19 of the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19, which must be received in accordance with the requirements of our by-laws as described above. In addition, to the extent that any information required by Rule 14a-19 is not required under our by-laws to be included with your notice, we must receive such additional information by April 9, 2024.

Stockholder proposals and nominations must include all required information concerning the stockholder and the proposal or nominee set forth in our by-laws.

Annex A: Non-GAAP Financial Measures

Annex A: Non-GAAP Financial Measures

The Company prepares its consolidated financial statements using accounting principles generally accepted in the United States (GAAP). From time to time, the Company may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by the Company are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy.

Adjusted results are a non-GAAP financial measure which provide additional information on management’s view of operating results. These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

The Company’s Adjusted revenues includes amounts reflected within other income (expenses) which are considered the equivalent of revenues for compensation. Such adjustments may include gains on founder investments where our employees and the Moelis advisory platform contributed meaningfully to the value creation; or the mark-to-market impact of equity instruments held by the Company that were originally received as payment for our banking services and included in revenues. We believe these adjustments are useful to allow comparability of period-to-period operating performance and compensation levels.

The Company’s Adjusted compensation and benefits expenses may include adjustments reflected within other income (expenses) associated with compensation awards forfeited due to the enforcement of non-compete provisions. Management views the credits associated with such forfeitures as an offset to compensation and benefits expenses since the Firm will utilize the forfeited economics to recruit and or retain talent. We believe the netted presentation of forfeiture credits and compensation expenses are useful to allow comparability of period-to-period operating performance.

The Company’s Adjusted other income (expenses) may exclude certain one-time items that reduce the comparability of our operating performance as well as the amounts related to revenues and compensation and benefits expenses discussed above and adjustments to our provision for income taxes discussed below.

The Company’s Adjusted provision (benefit) for income taxes is adjusted to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rates for the periods presented. Adjusted provision (benefit) for income taxes periodically includes the tax impact related to the settlement of share-based awards, the reclassification of TRA liability adjustments, or adjustments to our deferred tax assets and liabilities that occur in connection with new tax legislation. Such adjustments increase the comparability of our financial performance across reporting periods and versus our peers.

The Company’s Adjusted basic and diluted shares of Class A common stock outstanding is presented for each period as if all outstanding Class A partnership units have been exchanged into Class A common stock. The Adjusted presentation helps analysts, investors, and other stakeholders understand the effect of the Firm’s ownership structure on its results, including the impact of all the Firm’s income becoming subject to corporate-level tax.

We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Company’s operating results by removing the significant accounting impact of one-time charges associated with the Company’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock. These

Annex A: Non-GAAP Financial Measures

measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted results is presented below.

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Twelve Months Ended December 31, 2022

(Dollars in thousands, except share and per share data)

Twelve Months Ended December 31, 2022
Adjusted Items	GAAP	Adjustments	Adjusted (non-GAAP)

Revenues	$985,297	$(15,102)(a)	$970,195

Compensation and benefits	618,195	(6,976)(b)	611,219

Other income (expenses)	220	9,990(a)(b)(c)(d)	10,210

Income (loss) before income taxes	216,320	1,864	218,184

Provision (benefit) for income taxes	47,638	1,138(c)(e)	48,776

Net income (loss)	168,682	726	169,408

Net income (loss) attributable to non-controlling interests	18,337	(18,337)(f)	—

Net income (loss) attributable to Moelis & Company	$150,345	$19,063	$169,408

Weighted-average shares of Class A common stock outstanding Diluted	70,320,182	6,041,284(f)	76,361,466

Net income (loss) attributable to holders of shares of Class A common stock per share Diluted	$2.14	—	$2.22

(a)

Reflects a reclassification of $15.1 million of other income to revenues related to unrealized losses from the mark-to-market impact on shares received as partial payment for advisory services provided on certain transactions.

(b)	Reflects a reclassification of $7.0 million of other income to compensation and benefits expense associated with the enforcement of non-compete provisions.

(c)

Adjustments to Tax receivable agreement (“TRA”) liability and associated costs are made to other income (expenses) for GAAP purposes. Such amounts are reclassified to the provision for income taxes line.

(d)	Reflects an adjustment of $1.0 million in realized losses related to the wind-up of certain Atlas Crest Entities.

(e)

An adjustment has been made to illustrate the result as if 100% of the Company’s income is being taxed at our corporate effective tax rate for the period stated. Our adjusted effective tax rate for the period presented is 22.4%. Our adjusted tax provision includes a tax benefit related to the settlement of share-based awards of $9.5 million; excluding such discrete benefit, our effective tax rate for the period presented would have been 26.7%. In addition, our adjusted tax provision excludes any benefits or costs relating to the adjustment to the step-up in tax basis in Group LP assets and TRA liabilities in connection with past partnership unit exchanges and offerings; such adjustment for this period was a net expense of $2.4 million, which is not included in the adjusted corporate effective tax rate for the period presented.

(f)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

Annex A: Non-GAAP Financial Measures

Twelve Months Ended December 31, 2021

(Dollars in thousands, except share and per share data)

Twelve Months Ended December 31, 2021
Adjusted Items	GAAP	Adjustments	Adjusted (non-GAAP)

Revenues	$1,540,611	$17,386(a)(b)	$1,557,997

Compensation and benefits	913,909	(2,987)(c)	910,922

Other income (expenses)	40,396	(21,727)(a)(b)(c)(d)	18,669

Income (loss) before income taxes	536,313	(1,354)	534,959

Provision (benefit) for income taxes	113,335	11,370(d)(e)	124,705

Net income (loss)	422,978	(12,724)	410,254

Net income (loss) attributable to non-controlling interests	57,765	(57,765)(f)	—

Net income (loss) attributable to Moelis & Company	$365,213	$45,041	$410,254

Weighted-average shares of Class A common stock outstanding Diluted	68,435,579	7,605,285(f)	76,040,864

Net income (loss) attributable to holders of shares of Class A common stock per share Diluted	$5.34	—	$5.40

(a)	Reflects a reclassification of $20.2 million of other income to revenues related to a gain associated with the Company’s sale of 6.0 million shares of MA Financial Group Limited.

(b)

Reflects a reclassification of $2.8 million of other expenses to revenues related to unrealized losses from the mark-to-market impact on shares received as partial payment for advisory services provided on certain transactions.

(c)	Reflects a reclassification of $3.0 million of other income to compensation and benefits expense associated with the enforcement of non-compete provisions.

(d)

Adjustments to TRA liability and associated costs are made to other income (expenses) for GAAP purposes. These adjustments are reclassified to provision (benefit) for income taxes to reflect the net tax-economic impact.

(e)

An adjustment has been made to illustrate the result as if 100% of the Company’s income is being taxed at our corporate effective tax rate for the period stated. Our tax provision includes a tax benefit related to the settlement of share-based awards of $20.3 million; excluding such discrete benefit, our effective tax rate for the period presented would have been 27.1%. Our adjusted tax provision and effective tax rate exclude any benefits or costs related to the adjustment to the TRA liability originated from past partnership unit exchanges; such adjustment for this period was a net economic benefit of $1.4 million which is not included in the adjusted corporate effective tax rate for the period presented.

(f)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

MOELIS & COMPANY 399 PARK AVENUE, 4TH FLOOR NEW YORK, NY 10022 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 7, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 7, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V07084-P91617 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MOELIS & COMPANY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Kenneth Moelis 1b. Eric Cantor 1c. John A. Allison IV 1d. Kenneth L. Shropshire 1e. Laila Worrell The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To approve, on an advisory basis, the compensation of our Named Executive Officers. 3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. V07085-P91617 MOELIS & COMPANY Annual Meeting of Stockholders June 8, 2023 8:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Kenneth Moelis, Elizabeth Crain, Joseph Simon and Osamu Watanabe, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B common stock of Moelis & Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders, to be held at 8:30 AM (Eastern Time) on June 8, 2023, at the offices of Moelis & Company, located at 399 Park Avenue, 4th Floor, New York, NY 10022, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3. Continued and to be signed on reverse side